EXHIBIT 4.1

Securities Purchase Agreement

Dated as of August 4, 2008

between

PhotoMedex, Inc.

and

Perseus Partners VII, L.P.

EXHIBIT A	FORM OF NOTE
EXHIBIT B	FORM OF WARRANT
EXHIBIT C	FORM OF MANAGEMENT RIGHTS LETTER
EXHIBIT D	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT E	FORM OF TRANSFER AGENT INSTRUCTIONS

Index of Defined Terms

Acquisition Agreement	1
Additional Securities	49
Additional Securities Notice	49
Affiliate	1
Aggregate Perseus Ownership	1
Agreement	1
Alternative Proposal	39
Anti-Bribery Laws	31
Anti-Money Laundering/OFAC Laws	2
Board	2
Business Day	2
Bylaws	17
CERCLA	2
Certificate of Incorporation	17
Change of Control	2
Common Stock	2
Common Stock Equivalents	2
Company	1
Company Option Event	12
Company Stockholders Meeting	37
Condition	2
Confidential Information	50
Contingent Obligation	3
Conversion Shares	3
Convertible Securities	3
Environmental Laws	3
Environmental Liabilities	3
Environmental Permit	3
Equity Securities	4
ERISA	4
Exchange Act	4
FDA	4
FDCA	4
First Tranche Closing	12
First Tranche Closing Date	12
First Tranche Common Shares	4
First Tranche Conversion Price	4
First Tranche Issuance	12
First Tranche Market Price	4
First Tranche Note	4
First Tranche Note Amount	4
First Tranche Warrant	4
Foreign Corrupt Practices Act	4
Fourth Anniversary	49
GAAP	17
Governmental Entity	4
Incentives	50
Incentives Modifications	50
Indebtedness	4
indemnified party	61
Insolvent	33
Intellectual Property Rights	20
Last 10-K	14
Last 10-Q	14
Latest Balance Sheet	18
Law	5
Leased Improvements	29
Leased Properties	29
Leases	29
Liens	5
Liquid Securities	5
Losses	60
Majority Holder	8
Manage	5
Management	5
Management Rights Letter	5
Market Price	5
Material Adverse Effect	6
Material Contracts	6
Nasdaq	7
Notes	7
OFAC	7
Options	7
Order	7
Outside Date	58
PATRIOT Act	7
PCBs	8
Permit	7
Permitted Indebtedness	7
Permitted Liens	7
Perseus	8
Perseus Director	8
Perseus Directors	8
Perseus Observer	41
Person	8
Photo Therapeutics	1
Plan	25
Plans	25

Pollutant	8
Prepayment Notice	49
Principal Holder	8
Proceeding	19
Proxy Statement	16
PT Acquisition	1
PT Earnout	8
PT Earnout Amount	8
PT Subsidiaries	1
Purchaser	1
Purchaser Indemnified Persons	60
Qualified Earnout Financing	8
Qualified Independent Director	42
RCRA	9
Reference SEC Reports	14
Registered	35
Registration	35
Registration Rights Agreement	9
Release	9
Remedial	9
Removal	9
Response	9
Reverse Stock Split	9
Rule 144	9
SEC	9
SEC Reports	17
Second Tranche Closing	13
Second Tranche Closing Date	13
Second Tranche Conversion Price	9
Second Tranche Issuance	12
Second Tranche Market Price	9
Second Tranche Measurement Date	9
Second Tranche Note	10
Second Tranche Note Amount	9
Second Tranche Warrant	10
Securities	10
Securities Act	10
Significant Customer	29
Significant Supplier	29
Specified Change of Control	10
Specified Representations	56
Stockholder Approval	10
Subsidiary	10
Superior Proposal	39
Surgical Innovations Sale Agreement	11
Termination Fee	60
Third Party Claim	61
Trading Day	11
Trading Market	11
Transaction Documents	11
Transaction Expenses	48
Transfer Agent	11
Transfer Agent Instructions	11
Warrant Shares	11
Warrants	11

v

Securities Purchase Agreement, dated as of August 4, 2008 (this "Agreement"), by and between PhotoMedex, Inc., a Delaware corporation (the "Company"), and Perseus Partners VII, L.P., a Delaware limited partnership (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Article I.

Introduction

The Company has agreed to acquire all of the outstanding shares of capital stock of each of Photo Therapeutics Limited, a company organized under the laws of England and Wales, and Photo Therapeutics, Inc., a Delaware corporation (collectively, the "PT Subsidiaries"), each a wholly owned Subsidiary of Photo Therapeutics Group Limited, a company organized under the laws of England and Wales ("Photo Therapeutics"), pursuant to a Purchase Agreement, dated as of the date hereof (including all exhibits and the disclosure schedules thereto, the "Acquisition Agreement"), among Photo Therapeutics and the Company (the "PT Acquisition").

In connection with the PT Acquisition, and on the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Securities (as defined below).

In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I
Definitions

Section 1.1 Definitions.  The following capitalized terms have the following meanings:

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person (for the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing).

"Aggregate Perseus Ownership" means, at any time from and after the First Tranche Closing, the sum of (i) the aggregate number of First Tranche Common Shares issued at the First Tranche Closing, (ii) the aggregate number of Conversion Shares that are issuable (as of the date of issuance of the relevant Notes) upon conversion in full of all Notes that have been or should have been issued to the Purchaser at or prior to such time, and (iii) the aggregate number of Warrant Shares that are issuable (as of the date of issuance of the relevant Warrants) upon exercise in full of all Warrants that have been or should have been issued to the Purchaser at or prior to such time, in each case as adjusted for any subdivision or combination of the Common Stock (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) that may occur on or after the First Tranche Closing Date, and, in the case of the Notes and the Warrants and without duplication, any adjustments to the conversion ratio of the Notes or exercise ratio of the Warrants provided for by the terms thereof.

"Anti-Money Laundering/OFAC Laws" means any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

"Board" means the Board of Directors of the Company.

"Business Day" means any day that is not a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

"Common Stock" means the common stock, par value $0.01 per share, of the Company.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

"Change of Control" means the occurrence of any of the following events: (i) any merger, consolidation, reorganization, recapitalization, or other business combination involving the Company or any Subsidiary, in which the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation, reorganization, recapitalization or other business combination; (ii) the sale of all, or substantially all, of the assets of the Company or any Subsidiary (other than the sale of the Acquired Assets (as defined in the Surgical Innovations Sale Agreement)) to a third party not wholly owned, directly or indirectly, by the Company; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Purchaser becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (iii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company; (iv) individuals who as of the First Tranche Closing Date constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors as of the First Tranche Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

"Common Stock Equivalents" means, collectively, Options and Convertible Securities.

"Condition" means any condition that results in or otherwise relates to an Environmental Liability.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (as a whole or in part) against loss with respect thereto.

"Conversion Shares" means the shares of Common Stock issued or issuable upon conversion of a Note.

"Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.

"Eligible Market" means (i) The Nasdaq Global Market Select, (ii) The Nasdaq Global Market. (iii) The Nasdaq Capital Market, (iv) The New York Stock Exchange, Inc., (v) the American Stock Exchange or (vi) the OTC Bulletin Board.

"Environmental Laws" means all current and future Laws which address, are related to, or are otherwise concerned with pollution, the environment, natural resources, or health or safety (including occupational safety and health), including without limitation any of the foregoing pertaining to (i) the presence, receipt, manufacture, processing, generation, use, distribution, transport, recycling, shipment, treatment, handling, storage, labeling, removal or remediation of any Pollutant; (ii) indoor and outdoor air, water (including ground, surface and drinking water), wetlands, land surface or subsurface strata, biota, noise, or odor pollution; (iii) the exposure to or the Release or threatened Release into the environment of any Pollutant; (iv) the protection of natural resources, including without limitation wildlife, marine sanctuaries, wetlands and all endangered and threatened species; (v) storage tanks, vessels and containers whether above- or underground, abandoned, disposed or discarded barrels, containers and other closed receptacles; or (vi) health and safety of employees and other persons.

"Environmental Liabilities" means any obligations or liabilities (whether asserted or unasserted, known or unknown, contingent or fixed, including any notices, claims, demands, complaints, suits or other assertions of obligation or liability) that are: (i) related to any environmental, health or safety issues, and (ii) based upon or related to any provision of Environmental Law. The term "Environmental Liabilities" includes (without limitation) (A) fines, penalties, judgments, awards, settlements, Losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys' and consultants' fees), expenses and disbursements relating to or arising under any Environmental Law; (B) defense and other response to an administrative or judicial action (including notices, claims, complaints, Orders, suits and other assertions of liability) relating to or arising under any Environmental Law; and (C) financial responsibility for (1) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (2) any other compliance or remedial measures.

"Environmental Permit" means any Permit that is authorized pursuant to an Environmental Law.

"Equity Securities" of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FDA" means the United States Food and Drug Administration.

"FDCA" means the Federal Food, Drug and Cosmetic Act.

"First Tranche Common Shares" means 327,521 shares of Common Stock.

"First Tranche Conversion Price" means $0.73736.

"First Tranche Market Price" means $0.64118.

"First Tranche Note" means a convertible promissory note of the Company, substantially in the form attached hereto as Exhibit A, having an aggregate principal amount equal to the First Tranche Note Amount and having an initial conversion price equal to the First Tranche Conversion Price.

"First Tranche Note Amount" means $18,000,000.

"First Tranche Warrant" means a warrant, substantially in the form attached hereto as Exhibit B, to purchase a number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of (A) 0.3 and (B) the First Tranche Note Amount by (ii) the First Tranche Conversion Price, rounded to the nearest whole number, at a price per share initially equal to the First Tranche Conversion Price.

"Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Governmental Entity" means any U.S. or non-U.S. federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental, public international organization and any applicable stock exchange or securities regulatory authority.

"Indebtedness" of any Person means, without duplication: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by such Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (vii) through (viii) above.

"Law" means all United States and non-U.S. federal, state and local laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.

"Liens" means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement, charge, easement, lease, sublease, covenant, right or way, option, claim, restriction or encumbrance of any kind.

"Liquid Securities" means securities which are (i) listed or quoted on one of the securities exchanges identified in clauses (i), (ii) or (iv) of the definition of “Eligible Market”, (ii) issued by an issuer with a market capitalization of at least $500,000,000 (excluding shares held directly or indirectly by any officer or director of the issuer or by any person who is the beneficial owner of more than 10 percent of the total outstanding shares of the issuer’s common stock), (iii) traded with an average daily trading volume over the prior 12 months of not less than $5,000,000, and (iv) individually, and in the aggregate, not subject to any restrictions on transfer (including any restrictions arising under the securities laws of the United States or any other jurisdiction) that would prevent, hinder or materially delay the immediate sale of such securities

"Manage" and "Management" mean generation, manufacture, production, handling, distribution, processing, use, receipt, storage, treatment, shipment, operation, transportation, recycling, discharge, Release, discharge, remediation, labeling, removal, reuse and/or disposal.

"Management Rights Letter" means the certain Management Rights Letter to be entered into between the Company and the Purchaser at the First Tranche Closing, substantially in the form attached hereto as Exhibit C.

"Market Price" means, for any date, the volume-weighted average closing price per share of the Common Stock for the 30 consecutive Trading Days immediately prior to such date; provided, however, that in the event that the Market Price is determined during a period following the announcement by the Company of (i) a dividend or distribution on the Common Stock payable in shares of Common Stock or securities convertible into shares of Common Stock, or (ii) any subdivision, combination or reclassification of the Common Stock and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Market Price shall be appropriately adjusted to reflect the Market Price per share equivalent of the Common Stock. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to Nasdaq (or, if the Common Stock is not then listed on Nasdaq, any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted).

"Material Adverse Effect" means a material adverse effect on (a) the business, financial condition, operations, assets, or prospects of the Company or its Subsidiaries or (b) the ability of the Company to perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole, except to the extent that the Company or its Subsidiaries are disproportionately affected relative to other companies operating in the United States; (b) the fact that the Company or any of its Subsidiaries fails to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, that any underlying changes, effects, events, occurrences or states of facts that give rise or contribute to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect; and (c) the acts or omissions of the Purchaser in breach of this Agreement.

"Material Contracts" means (i) all ''contracts, agreements, leases or other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or its properties are bound, which involve prospective fixed and/or contingent payments or expenditures by or to the Company or its Subsidiaries of more than $250,000, or in excess of the normal ordinary and usual requirements of its business, (ii) all contracts, agreements or other instruments governing any Indebtedness of the Company and the Subsidiaries (other than the Notes); (iii)  all contracts or agreements to which the Company or any Subsidiary is a party or that purport to bind the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary (A) containing any provision or covenant prohibiting or limiting the ability of the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company (other than (x) non-compete or business limitation covenants contained in agreements with customers or suppliers entered into in the ordinary course of business that do not purport to restrict Affiliates of the Company or its Subsidiaries and (y) customary confidentiality obligations); (B) involving a standstill or similar obligation of the Company to a third party or of a third party to the Company; (C) containing any "non-solicitation" or "no-hire" provision or covenant that restricts the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary (other than non-solicitation covenants contained in agreements with customers or suppliers entered into in the ordinary course of business that do not purport to restrict Affiliates of the Company or its Subsidiaries); or (D) containing any exclusive dealing or other exclusivity provision, (iv) all contracts for the employment of any executive officer of the Company or any Subsidiary, (v) all material distributor and sales agency agreements and (vi) any collective bargaining or union agreements, contracts or commitments.

"Nasdaq" means The Nasdaq Global Market.

"Notes" means the First Tranche Note, the Second Tranche Note and any promissory notes issued thereunder as paid in kind interest.

"OFAC" means Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Options" means any outstanding rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

"Order" means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award, Permit, license or assessment of a Governmental Entity.

"PATRIOT Act" means the USA PATRIOT ACT of 2001, as amended.

"Permit" means any franchise, permit, license, review, certification, approval, registration, consent or other authorization issued by any Governmental Entity or pursuant to any Law.

"Permitted Indebtedness" means: (i) Indebtedness of the Company under the Notes; (ii) Indebtedness of the Company under the Master Term Loan and Security Agreement dated as of December 31, 2007, among the Company, CIT Healthcare, LLC and Life Sciences Capital LLC (as the same may be amended, supplemented, modified, increased, refinanced or replaced) in an amount not to exceed $14,000,000 in the aggregate at any time outstanding secured by Liens permitted under clause (iii) of the definition of Permitted Liens; and (iii) the PT Earnout.

"Permitted Liens" means: (i) landlords', mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) statutory liens for taxes not yet due and payable or due but not delinquent or being contested in good faith; (iii) liens upon any equipment acquired by the Company or its Subsidiaries after the date hereof to secure (A) the purchase price of such equipment or indebtedness for borrowed money incurred solely to finance the purchase price of such equipment or (B) capital lease obligations, so long as, in each case, such liens extend only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; and (iv) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property.

"Perseus" means Perseus Partners VII, L.P., or any related investment funds under common management, to whom Perseus Partners VII, L.P. transfers Securities.

"Perseus Director" and "Perseus Directors" mean the representative(s) of the Purchaser appointed or elected to the Board pursuant to this Agreement.

"Person" means any person, individual, corporation, limited liability company, partnership, business association, joint venture, trust or other nongovernmental entity or any Governmental Entity.

"Pollutant" means, whether alone or in combination, whether solid, liquid or gaseous, any and all substances, materials, products or articles (including biologic agents or vectors, genetically modified organisms (whether or not living), culture, or serum) that are (i) listed in the HHS and USDA Select Agents and Toxins pursuant to 7 CFR Part 311, 9 CFR Part 121, and 42 CFR Part 73, and/or those that are not otherwise exempt under NIH guidelines for Research Involving Recombinant DNA Molecules (2002) or otherwise subject to regulation by Environmental Law; (ii) defined, identified, classified, characterized or otherwise regulated under Environmental Law as "hazardous," "toxic," "dangerous," "pollutant," "contaminant," "explosive," "corrosive," "flammable," "radioactive," "reactive," "infectious," "contagious," "special waste," "medical waste," "biomedical waste," "mutagenic," "carcinogenic," "endotoxin," or "blood-borne pathogen" or terms of similar import; (iii) capable of causing harm or injury to human health, natural resources or the environment or giving rise to liability or an obligation to remediate under Environmental Law; or (iv) any oils, petroleum product or byproduct, flammable or explosive material, radioactive material, nuclear materials, asbestos or asbestos containing materials, pesticides, natural or synthetic gas, polychlorinated biphenyls ("PCBs"), dioxins, dibenzofurans, urea formaldehyde, heavy metals, lead-based-paint, radon gas, mold, mold spores, bacteria, fungi, and mycotoxins.

"Principal Holder" means (i) prior to the First Tranche Closing, Perseus, and (ii) after the First Tranche Closing, (A) the Person (or group of affiliated Persons (including any related investment funds under common management), acting together) that holds Securities representing a majority of the Aggregate Perseus Ownership (the "Majority Holder") (B) in the event that no such Majority Holder exists, Perseus, so long as Perseus holds Securities representing at least 25% of the Aggregate Perseus Ownership.

"PT Earnout" means the obligation of the Company to make certain payments to Photo Therapeutics following the consummation of the PT Acquisition pursuant to Section 2.5 of the Acquisition Agreement.

"PT Earnout Amount" means the aggregate cash payment due from the Company to Photo Therapeutics pursuant to the PT Earnout, as finally determined in accordance with the terms and conditions of the Acquisition Agreement.

"Qualified Earnout Financing" means an issuance of Common Stock by the Company occurring after the First Tranche Closing Date that satisfies all of the following: (i) such issuance consists solely of Common Stock, (ii) the price per share in such issuance is equal to or greater than 150% of the then-effective conversion price under the First Tranche Note; (iii) such issuance results in net proceeds to the Company in an amount no less than the PT Earnout Amount; and (iv) the net proceeds of such issuance are applied by the Company to satisfy in full the Company's obligations under the PT Earnout.

"RCRA" means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

"Registration Rights Agreement" means the Registration Rights Agreement to be entered into between the Company and the Purchaser at the First Tranche Closing, substantially in the form attached hereto as Exhibit D.

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material).

"Removal," "Remedial" and "Response" actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are (a) those that might be taken by a Governmental Entity or (b) those that a Governmental Entity or any other Person might seek to be taken by a third party who is or has been engaged in the Management of Pollutants.

"Reverse Stock Split" means an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock of the Company by a ratio of one-for-five or such other ratio as may be agreed between the Company and the Purchaser prior to the date the Proxy Statement is filed with the SEC in preliminary form.

"Rule 144" means Rule 144 promulgated under the Securities Act, or any successor rule.

"SEC" means the United States Securities and Exchange Commission.

"Second Tranche Conversion Price" means the lesser of (i) 150% of the conversion price then in effect with respect to the First Tranche Note (or, if the First Tranche Note shall have been repaid or converted in full, 150% of the conversion price that would have then been in effect with respect to the First Tranche Note) as of the Second Tranche Measurement Date and (ii) the Second Tranche Market Price.

"Second Tranche Market Price" means the Market Price as of the Second Tranche Measurement Date.

"Second Tranche Measurement Date" means the Second Tranche Closing Date.

"Second Tranche Note Amount" means the lesser of (i) the PT Earnout Amount, and (ii) $7,000,000.

"Second Tranche Note" means a convertible promissory note of the Company, substantially in the form attached hereto as Exhibit A, having an aggregate principal amount equal to the Second Tranche Note Amount and an initial conversion price equal to the Second Tranche Conversion Price.

"Second Tranche Warrant" means a warrant, substantially in the form attached hereto as Exhibit B, to purchase a number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of (A) 0.3 and (B) the Second Tranche Note Amount by (ii) the Second Tranche Conversion Price, rounded to the nearest whole number, at a price per share initially equal to the Second Tranche Conversion Price.

"Securities" means the First Tranche Common Shares, the Notes, the Warrants, the Conversion Shares and the Warrant Shares.

"Securities Act" means the Securities Act of 1933, as amended.

"Specified Change of Control" means a Change of Control that would, upon consummation, result in Perseus receiving aggregate consideration (assuming the conversion of any Notes or exercise of any Warrants immediately prior to the consummation thereof) consisting of cash or Liquid Securities having an aggregate value that would represent both (i) at least 150% of the weighted average of the conversion prices of the outstanding Notes then in effect and (ii) an annualized yield of at least 35% on the aggregate cash purchase price paid by the Purchaser for all Securities then held by Perseus.

"Stockholder Approval" means the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Company Stockholders Meeting in favor of resolutions approving (i) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including the Company's issuance of all of the Securities pursuant to the Transaction Documents), (ii) the Reverse Stock Split and (iii) the Incentives Modifications (if approval is necessary to give effect to the Incentives Modifications under applicable Law (including Tax regulation) or Nasdaq rule), in each case in accordance with Law and the rules and regulations of Nasdaq and the Delaware General Corporation Law.

"Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company and shall include, from and after the completion of the PT Acquisition, the PT Subsidiaries and their respective Subsidiaries.

"Surgical Innovations Sale Agreement" means that certain Asset Purchase Agreement dated August 1, 2008, by and between PRI Medical Technologies, Inc., a Nevada corporation and the Company, as in effect on the date hereof.

"Trading Day" means a day on which the Trading Market on which the Common Stock is then listed or quoted is open for the transaction of business.

"Trading Market" means the Nasdaq Global Market or, if the Common Stock is not then listed or quoted on the Nasdaq Global Market, any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

"Transaction Documents" means collectively this Agreement, the Notes, the Warrants, the Transfer Agent Instructions, the Registration Rights Agreement, the Management Rights Letter, and such other documents, instruments and agreements executed in connection with the consummation of the transactions contemplated hereby.

"Transfer Agent" means StockTrans, Inc., or any successor transfer agent for the Company.

"Transfer Agent Instructions" means the Irrevocable Transfer Agent Instructions, substantially in the form of Exhibit E, instructing the Transfer Agent to credit to the Purchaser the First Tranche Common Shares, duly executed by the Company and delivered to and acknowledged in writing by the Transfer Agent.

"Warrant Shares" means the shares of Common Stock issued or issuable upon exercise of any Warrant.

"Warrants" means the First Tranche Warrant and the Second Tranche Warrant.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "or" is not exclusive and "include", "includes" and "including" are not limiting and shall be deemed to be followed by the words "but not limited to"; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its permitted successors and assigns; (v) references to an "Article", "Section", "Subsection", "Exhibit" or "Schedule" refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; and (vi) words importing the masculine gender include the feminine or neuter and, in each case, vice versa.

ARTICLE II
Purchase and Sale of Securities; Closings

Section 2.1 Purchase and Sale of Securities. Upon the terms and subject to the conditions set forth in this Agreement:

(a) at the First Tranche Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, (i) the First Tranche Note, (ii) the First Tranche Warrant, and (iii) the First Tranche Common Shares, for an aggregate purchase price equal to the First Tranche Note Amount (the transactions described in this Section 2.1(a), the "First Tranche Issuance"); and

(b) at the Second Tranche Closing, unless (i) the PT Earnout Amount is zero or (ii) the Company shall have satisfied its obligations under the PT Earnout with the net proceeds of a Qualified Earnout Financing (any of the events in clause (i) or (ii), a "Company Option Event"), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, (A) the Second Tranche Note and (B) the Second Tranche Warrant, for an aggregate purchase price equal to the Second Tranche Note Amount (the transactions described in this Section 2.1(b), the "Second Tranche Issuance").

Section 2.2 First Tranche Closing. The closing of the First Tranche Issuance (the "First Tranche Closing") shall be held at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the First Tranche Closing) set forth in Sections 6.1 and 6.2 (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or on such other date, and at such other time or place, as the Company and the Purchaser may mutually agree in writing. The date on which the First Tranche Closing occurs is referred to in this Agreement as the "First Tranche Closing Date".

Section 2.3 Transactions to be Effected at the First Tranche Closing. At the First Tranche Closing:

(a) The Purchaser shall pay to the Company cash in an amount equal to the First Tranche Note Amount, by wire transfer of immediately available funds in accordance with wire instructions provided by the Company not less than two Business Days prior to the First Tranche Closing Date.

(b) The Company shall deliver to the Transfer Agent the Transfer Agent Instructions.

(c) The Company shall deliver to the Purchaser: (i) the First Tranche Note; (ii) the First Tranche Warrant; and (iii) stock certificates representing First Tranche Common Shares.

(d) The Company shall deliver to the Purchaser duly executed counterparts of the Registration Rights Agreement and the Management Rights Letter.

(e) The Purchaser shall deliver to the Company duly executed counterparts of the Registration Rights Agreement and the Management Rights Letter.

(f) The Company shall pay all Transaction Expenses then owed to the Purchaser pursuant to Section 5.22, as directed by the Purchaser not less than two Business Days prior to the First Tranche Closing Date.

Section 2.4 Second Tranche Closing. The closing of the Second Tranche Issuance (the "Second Tranche Closing") shall be held at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, on the date as soon as practicable, and in any event not later than ten Business Days, following the satisfaction of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the Second Tranche Closing) set forth in Sections 6.3 and 6.4 (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or on such other date, and at such other time or place, as the Company and the Purchaser may mutually agree in writing. The date on which the Second Tranche Closing occurs is referred to in this Agreement as the "Second Tranche Closing Date". The Company shall deliver notice of any Company Option Event to the Purchaser as soon as practicable after the occurrence thereof (and in any event not less than five (5) Business Days prior to the Second Tranche Closing Date).

Section 2.5 Transactions to be Effected at the Second Tranche Closing. At the Second Tranche Closing:

(a) Unless a Company Option Event shall have occurred:

(i) the Purchaser shall pay to the Company cash in an amount equal to the Second Tranche Note Amount by wire transfer of immediately available funds in accordance with wire instructions provided by the Company not less than two Business Days prior to the Second Tranche Closing Date;

(ii) the Company shall deliver to the Purchaser the Second Tranche Note; and

(iii) the Company shall deliver to the Purchaser the Second Tranche Warrant.

(b) The Company shall pay all Transaction Expenses then owed to the Purchaser pursuant to Section 5.22, as directed by the Purchaser not less than two Business Days prior to the Second Tranche Closing Date.

Section 2.6 Adjustments. Each of the First Tranche Market Price, the First Tranche Conversion Price and the First Tranche Common Shares shall be proportionately adjusted for any subdivision or combination of the Common Stock (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) that may occur on or after the date hereof and prior to the First Tranche Closing, and each of the Second Tranche Market Price and the Second Tranche Conversion Price shall be proportionately adjusted for any such subdivision or combination of the Common Stock that may occur on or after the Second Tranche Measurement Date and prior to the Second Tranche Closing.

ARTICLE III
Representations And Warranties Of the Company

The Company hereby represents and warrants to the Purchaser, (i) as of the date hereof, (ii) as of the First Tranche Closing Date and (iii) as of the Second Tranche Closing Date, in each case except as expressly disclosed in (A) the Company's annual report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC prior to the date hereof (as amended on May 8, 2008, the "Last 10-K"), or (B) the Company's quarterly report on Form 10-Q for the period ended March 31, 2008 as filed with the SEC prior to the date hereof (the "Last 10-Q" and, together with the Last 10-K, the "Reference SEC Reports"), in each case excluding materials included as exhibits thereto and any risk factors or other general cautionary language contained in the Reference SEC Reports; provided, that any disclosure in the Reference SEC Reports shall qualify a section or subsection of this Article III only to the extent it is readily apparent from a reading of such disclosure, and without reference to extrinsic evidence, that such disclosure is applicable to such section or subsection.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as now conducted and proposed to be conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for such failures to be in good standing or duly qualified that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has no Subsidiaries other than those listed in Schedule 3.1(b). Except as disclosed in Schedule 3.1(b), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, free and clear of any Liens and all the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase such securities.

Section 3.2 Authorization; Enforcement.

(a) The Company has all requisite corporate power and authority to enter into and consummate the transactions contemplated by each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, to issue the Notes, Warrants and First Tranche Common Shares in accordance with the terms hereof, to issue the Conversion Shares in accordance with the terms of the Notes and to issue the Warrant Shares in accordance with the Warrants. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby (including the First Tranche Issuance and the Second Tranche Issuance) have been duly authorized by the Board and no further consent or authorization of the Company, its Board of Directors, or its stockholders (other than the Stockholder Approval) is required. Prior to the date of this Agreement, the Board, at a meeting duly called and held, has (a) determined that the transactions contemplated by the Transaction Documents are fair to, advisable and in the best interests of the Company and the stockholders of the Company, and (b) has adopted resolutions recommending that the stockholders of the Company vote to approve the Transaction Documents and the transactions contemplated thereby, a true and correct copy of which resolutions have been provided to the Purchaser.

(b) This Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of Law governing the availability of specific performance and other equitable remedies.

(c) As of their execution and delivery, each of the Transaction Documents to which the Company is a party will have been duly executed by the Company and when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of Law governing the availability of specific performance and other equitable remedies.

Section 3.3 No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) except as set forth on Schedule 3.3(a), conflict with, violate or result in a breach of any provision of, or constitute a default under (or an event that with notice or lapse of time or both would become a default under), or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, result in a violation of any Law or Order of any Governmental Entity to which the Company or a Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Purchaser set forth in Article IV hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets, or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of clauses (ii) and (iii), for such conflicts or violations that, individually or in the aggregate, are not material and do not otherwise affect the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any Governmental Entity or any regulatory or self regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets, in order for it to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents in accordance with the terms hereof and thereof, or to issue and sell the Securities in accordance with the terms hereof and thereof, other than (i) those filings required under Regulation D under the Securities Act and any applicable state securities laws and regulations, (ii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) compliance with the rules of Nasdaq and any filing with Nasdaq required under such rules and (iv) such other consents, authorizations, orders, filings or registrations as have been made or obtained.

Section 3.4 Issuance of Securities. All of the Securities are duly authorized, and when issued and paid for in accordance with this Agreement and the other Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents and applicable federal and state securities laws. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable at the First Tranche Closing, the maximum number of Conversion Shares and the maximum number of Warrant Shares.

Section 3.5 Capitalization.
(a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock. As of June 30, 2008, 63,032,207 shares of Common Stock were issued and outstanding. Except as set forth on Schedule 3.5(a), since June 30, 2008, the Company has not issued any capital stock other than (i) pursuant to the exercise of outstanding Common Stock Equivalents, and (ii) the issuance of the First Tranche Common Shares. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.5(a) or pursuant to the Securities, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of the Company's securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The Company's Restated Certificate of Incorporation, as amended by the Certificate of Amendment of Restated Certificate of Incorporation, dated as of June 29, 2007 (the "Certificate of Incorporation"), as in effect on the date hereof, and the Company's Amended and Restated Bylaws (the "Bylaws") as in effect on the date hereof, are each filed as exhibits to the SEC Reports filed prior to the date hereof. The rights, preferences, privileges and restrictions of the Common Shares are as stated in the Company's Certificate of Incorporation and as provided under applicable Law. Except as set forth on Schedule 3.5(a), there are no stockholder agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's stockholders.

(b) Other than the rights granted in the Registration Rights Agreement or as set forth on Schedule 3.5(a), there are no outstanding contractual rights which permit the holder thereof to cause the Company to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Company under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration for any securities of the Company under the Securities Act.

Section 3.6 SEC Reports, Financial Statements. The Company's Common Stock is registered under Section 12 of the Exchange Act. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2007, on a timely basis or has received a valid extension of such time of filing and has filed any such report prior to the expiration of any such extension. Such reports required to be filed by the Company under the Exchange Act since January 1, 2007, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act during such period of time, whether or not any such reports were required being collectively referred to herein as the "SEC Reports". As of their respective dates, the SEC Reports filed with the SEC complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply and will comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been and will have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

Section 3.7 Financial Reporting.

(a) Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company's consolidated assets, (iii) access to the Company's assets is permitted only in accordance with management's authorization, (iv) the reporting of the Company's assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company's consolidated assets, (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures the Company believes in good faith to be adequate under the circumstances are implemented to effect the collection thereof on a timely basis and (vi) there are procedures in place adequate to prevent, or timely detect, unauthorized acquisition, use or disposition of the Company's assets. There are no significant deficiencies in the design or operation of the Company's internal controls over financial reporting which could adversely affect the Company's ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting. There has been no fraud relating to the Company or any of its Subsidiaries, whether or not material, that involved management or other employees, whether current or former, of the Company or any of its Subsidiaries who have, or had, a significant role in the Company's internal controls over financial reporting.

(b) The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

Section 3.8 Liabilities. Except as reflected in the latest balance sheet included in the Company's Last 10-Q (the "Latest Balance Sheet"), the Company and its Subsidiaries taken together as a whole, do not have any Indebtedness, obligation or liability (contingent or otherwise), other than (i) Indebtedness, obligations or liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of the Company's or its Subsidiaries' businesses (provided, that the exception in this clause (i) shall not be applicable to any obligations or liabilities that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect) and (ii) Indebtedness, obligations or liabilities that, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

Section 3.9 Absence of Changes. Since March 31, 2008, (i) there have been no events, occurrences or developments that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not altered its method of accounting or changed its auditors, except as disclosed in its SEC Reports filed with the SEC prior to the date hereof, (iii) the Company has not declared, set aside for payment, paid or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Company to repurchase such shares upon the termination of employment or services), (iv) the Company has not sustained any material loss or interference with the Company's business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or Governmental Entity or regulatory authority, (v) no officer, key employee or groups of employees of the Company or any Subsidiary has resigned or been terminated; and (vi) there have been no (A) changes, except in the ordinary course of business, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or other contractual arrangement; (B) waivers by any of the Company or its Subsidiaries of any right or of debt owed to it; (C) changes in any compensation arrangement or agreement with any employee, officer or director other than changes required to comply with Section 409A of the Code, routine annual increases in compensation or promotions or bonuses awarded in the ordinary course of business; (D) debts, obligations or liabilities incurred, assumed or guaranteed by the Company or any Subsidiary, except for current liabilities incurred in the ordinary course of business; (E) sales, assignments or transfers of any Intellectual Property, other than the nonexclusive license by the Company or any Subsidiary of such Intellectual Property to customers, suppliers or contract manufacturers in the ordinary course of business consistent with past practices; (F) amendments, modifications or other changes in any Material Contract to which the Company or any Subsidiary is a party or by which it is bound; or (G) arrangements or commitments by the Company or any Subsidiary to do any of the acts described in this Section 3.9.

Section 3.10 Absence of Litigation; Judgments.

(a) Except as disclosed in the SEC Reports filed with the SEC prior to the date hereof, (i) as of the date hereof there is no action, suit, claim, proceeding, arbitration, mediation, inquiry or investigation, before or by any court, public board, Governmental Entity, self-regulatory organization or body (a "Proceeding") or, to the Company's knowledge, threatened, and (ii) as of each of the First Tranche Closing Date and the Second Tranche Closing Date, there is no material Proceeding pending or, to the Company's knowledge, threatened, in any such case, against or affecting the Company or any of its Subsidiaries. To the knowledge of the Company, has not been, and there is not pending, any investigation by the SEC involving the Company or any current or former director or officer of the Company or any of its Subsidiaries. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company's knowledge, the SEC has not issued any such order.

(b) Neither the Company nor any of its Subsidiaries is subject to the terms or provisions of any judgment, decree, order, writ or injunction of any Governmental Entity.

Section 3.11 Compliance.

(a) Neither the Company nor any Subsidiary (i) is in violation of any provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, each as currently in effect; (ii) is in default under (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice (written or oral) of a claim that it is in default under, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default has been waived), (iii) is in violation of any order of any court, arbitrator or Governmental Entity, or (iv) is in violation of any Law in any material respect.

(b) The Company is not required to be registered as, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not required to be registered as a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

Section 3.12 Title to and Sufficiency and Condition of Assets. Except as described in Schedule 3.12 and except for Permitted Liens, the Company and the Subsidiaries have good and marketable title in all personal property owned by them, in each case free and clear of all Liens. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases and no landlord for any such real property or facility has notified the Company or any such Subsidiary that any of them are in default under any such lease. The personal property owned by the Company and the Subsidiaries, together with the Leases, constitute all of the tangible assets, rights and properties that are used in the operation of the business of the Company or any of its Subsidiaries as it is now conducted or that are used or held by the Company or any of its Subsidiaries for use in the operation of the Company's business. All assets of the Company and the Subsidiaries are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for their intended use.

Section 3.13 Intellectual Property Rights.

(a) To the knowledge of Company and it Subsidiaries, each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, trade secrets, technical know-how, other proprietary intellectual property rights, and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of Company and its Subsidiaries, taken as a whole, as presently conducted or employed by them, or as proposed to be conducted or employed by them, in each case free and clear of all Liens.

(b) Other than those listed in Schedule 3.13(b), no proceeding is pending or, to the Company’s or any Subsidiary’s knowledge, threatened against the Company or any Subsidiary that challenges the ownership, validity, scope or enforceability of any Intellectual Property Rights of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has knowledge of any facts or circumstances that, to the Company's or its Subsidiary's knowledge, could form a reasonable basis for any such Proceeding.

(c) Other than those listed in Schedule 3.13(c), no proceeding is pending concerning or, to the Company's or any Subsidiary's knowledge, threatened, neither has the Company or any Subsidiaries received any notice of, or has any knowledge of, any infringement by Company or any of its Subsidiaries (including with respect to the manufacture, use, sale or lease by the Company or any of its Subsidiaries of their respective products or services) of any person’s Intellectual Property Rights. Neither the Company nor any Subsidiary has knowledge of any facts or circumstances that, to the Company's or its Subsidiary's knowledge, could form a reasonable basis for any such infringement.

(d) Other than those listed on Schedule 3.13(d), neither the Company nor any of its Subsidiaries has received any notice of, nor has any knowledge of, infringement by any person of any Intellectual Property Rights of the Company or of any of its Subsidiaries.

(e) The Company and its Subsidiaries have used reasonable efforts to maintain in confidence trade secrets that are material to the conduct of the business of the Company or its Subsidiaries, including entering into licenses and contracts that require licensees, contractors and other third persons that received such trade secrets to keep such trade secrets confidential. With regards to the XTRAC laser technology, all persons who have received such trade secrets have signed or are aware of an explicit or implied non-disclosure and non-use agreement not containing a "residuals" clause (i.e., a provision that would permit use of trade secret information that is retained in the unaided memory of a receiving party).

(f) Schedule 3.13(f) sets forth, as of the date hereof, a complete and accurate list of all material patents and applications therefor, material registered trademarks and applications therefor, material domain name registrations and material copyright registrations (if any) owned by the Company or any of its Subsidiaries.

(i) All patents and patent applications required to be listed in Schedule 3.13(f) that are owned by the Company or a Subsidiary of the Company are free and clear of all Liens.

(ii) The patent applications required to be listed in Schedule 3.13(f) that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company or any of its Subsidiaries are pending, have not been abandoned, and have been, and continue to be, prosecuted.

(iii) All necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid, to continue all rights to the registered trademarks required to be listed in Schedule 3.13(f) that are material to the conduct of the business of the Company or any of its Subsidiaries.

(iv) None of the issued patents required to be listed in Schedule 3.13(f) has expired or been declared invalid, in whole or in part, by any Governmental Entity, except as such expiries may be set forth in Schedule 3.13(f).

(v) There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents required to be listed in Schedule 3.13(f) (except as to any such proceeding that has been commenced, but as to which the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency has not provided notice to the Company or its Subsidiaries), including ex parte, inter partes, and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(vi) To the knowledge of the Company and its Subsidiaries, each of the patents and patent applications listed in Schedule 3.13(f) properly identifies each and every inventor of the claims thereof as determined in accordance with and required by the laws of the jurisdiction in which such patent is issued or such patent application is pending.

(vii) To the knowledge of the Company and its Subsidiaries, each inventor named on the patent and patent applications list in Schedule 3.13(f) has executed or is obliged to execute an agreement assigning his or her entire right, title, and interest in and to such patents or patent applications to the Company or a Subsidiary of the Company. No such inventor has any contractual or other such obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to make such assignment to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(g) Schedule 3.13(g) sets forth a complete and accurate list of all material options and licenses relating to Intellectual Property Rights owned by the Company or its Subsidiaries granted by Company or any of its Subsidiaries to any other Person or owned by any other Person and granted to the Company or any of its Subsidiaries. To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance with the terms of each agreement listed on Schedule 3.13(g).

(h) To the knowledge of Company and its Subsidiaries, Schedule 3.13(h) contains a complete list of all agreements under which the Company and its Subsidiaries has agreed to, or has been assigned any obligation or duty to, indemnify, hold harmless, defend, guarantee or otherwise assume any obligation or liability with respect to the infringement or misappropriation of any Intellectual Property Rights by any person, excluding any obligation or duty arising out of Section 2 of the Uniform Commercial Code in connection with sale or lease of a product by the Company or a Subsidiary of the Company.

Section 3.14 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and locations in which the Company and the Subsidiaries are engaged.

Section 3.15 Material Contracts.

(a) Schedule 3.15 identifies each Material Contract.

(b) The Company has delivered to the Purchaser accurate and complete copies of all Material Contracts, including all amendments to such contracts. Neither the Company nor any Subsidiary has entered into any oral Material Contracts. Each Material Contract is valid and in full force and effect, is enforceable by either the Company or its Subsidiaries in accordance with its terms, and will continue to be so immediately following each Closing, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of Law governing the availability of specific performance and other equitable remedies. No party to any such contract, agreement or instrument has indicated its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

(c) The Company and its Subsidiaries are not in material violation, breach or default under any Material Contract and, to the Company's knowledge, no other Person is in violation or breach, or default under, any Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) None of the Material Contracts contains any provision which would require the consent of third parties to the sale and issuance of the Securities, or any of the other transactions contemplated hereunder or under any of the Transaction Documents.

Section 3.16 Permits. The Company and its Subsidiaries have all Permits necessary for the conduct of their respective businesses as described in the SEC Reports filed with the SEC prior to the date hereof. The Company has not received any written notice of any proceeding relating to revocation or modification of any such Permit.

Section 3.17 Transactions with Affiliates and Employees.

(a) None of the Company's or any of its Subsidiaries' officers, directors, members or any stockholder disclosed in public filings with the SEC, any supplier, distributor or customer of the Company or its Subsidiaries, has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the business of the Company or its Subsidiaries, except for the normal rights of any such Person in their capacity as a stockholder of the Company or a holder of options or warrants to acquire Common Stock.

(b) No executive officer or director of the Company or any of its Subsidiaries has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries has a business relationship, or any Person that competes in any material respect with the Company or any of its Subsidiaries. No member of the immediate family of any executive officer or director of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

(c) The Company does not have outstanding, and has not arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

Section 3.18 Tax Matters.

Other than as set forth on Schedule 3.18:

(a) The Company and each of its Subsidiaries have timely and properly filed, or had filed on its behalf, all material Tax Returns required to be filed by it in any jurisdiction to which it is subject, and such filed Tax Returns are accurate in all material respects, has paid all income and all other material Taxes due and payable (whether or not shown on filed Tax Returns), and has set aside on its Latest Balance Sheet provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. Neither Company nor any Subsidiary has received notice of any material unpaid Taxes claimed to be due by the Taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns. All Taxes that the Company or any Subsidiary has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing authority. Neither the Company nor any Subsidiary is a party to any Tax-sharing agreement or similar arrangement with any other Person. At no time has the Company or any Subsidiary been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group for which the Company is the common parent) for purposes of filing any Tax Return. Neither the Company nor any Subsidiary is currently under any contractual obligation to pay to any Governmental Entity any Tax obligations of, or with respect to any transaction relating to, any other Person, or to indemnify any other Person with respect to any Tax.

(c) There have been no audits or examinations of any Tax Returns of the Company or its Subsidiaries by any Governmental Entity, and none of the Company or its Subsidiaries has received any notice from a Governmental Entity that it intends to conduct a Tax audit or examination of the Company or the Subsidiaries. There are no pending assessments, asserted deficiencies or claim for additional Taxes that have not been paid or duly reserved. No claim has been received by the Company or any Subsidiary from a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The Company and each of its Subsidiaries have made all necessary disclosures required by Treasury Regulation section 1.6011-4. The Company and each of its Subsidiaries have not been a participant in a listed transaction within the meaning of Treasury Regulation section 1.6011-4(b).

Section 3.19 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries has, or has ever had, any collective bargaining agreements with respect to any of its or their employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.19(a), neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment or consulting agreement, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company's knowledge, no employee of the Company or any Subsidiary, nor any consultant with whom the Company or any Subsidiary has contracted, is in violation of any material term of any employment or consulting agreement, proprietary information agreement or any other agreement relating to the performance of services by any such individual for or on behalf of the Company or such Subsidiary because of the nature of the business conducted by the Company or such Subsidiary.

(b) The Company and its Subsidiaries are in compliance with and have timely filed all notices required under the WARN Act.

Section 3.20 Employee Benefits.

(a) Schedule 3.20(a) contains a true and complete list of each "employee benefit plan" (as defined in section 3(3) of ERISA) and any other employee benefit or compensation plan, program, policy, arrangement or agreement, including bonus, deferred compensation, incentive compensation, severance or termination pay, medical, life or other insurance, profit-sharing, stock option or other equity-based incentive compensation, stock purchase, and pension, welfare and fringe benefit plans, for the benefit of, or relating to, any current or former employee, director, consultant or independent contractor of the Company or any Subsidiary (i) which is or has been sponsored by, entered into, contributed to (or required to be contributed to), established by, participated in and/or maintained by the Company, any Subsidiary or any ERISA Affiliate or (ii) under which the Company or any Subsidiary, or any ERISA Affiliate otherwise has any liability, whether or not such plan is terminated (each, a "Plan" and, collectively, as the "Plans"). No Plan covers any Person other than a current or former employee or director of the Company or any Subsidiary (and their dependents and beneficiaries), and no entity other than the Company or any Subsidiary or sponsors, maintains or contributes to, or is required to contribute to, any Plan. Neither the Company nor any Subsidiary has any legally binding formal plan or commitment to create any additional plan or modify or change any existing Plan, other than as required to comply with applicable Law.

(b) No Plan is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA, and neither the Company nor any Subsidiary nor any ERISA Affiliate has ever sponsored, contributed to, been required to contribute to, or participated in such a plan. Neither the Company nor any Subsidiary nor any ERISA Affiliate has incurred any liability under section 412 of the Code or section 302 of ERISA or Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring a liability under said sections or Title.

(c) No Plan provides health, welfare or fringe benefits, including without limitation death or medical benefits (whether or not insured), to former employees or directors or their respective spouses or dependents after retirement or other termination of service, other than the health continuation coverage that may be required by section 4980B of the Code (COBRA) or similar applicable Law.

(d) The Plans (and related trusts and insurance contracts) have been maintained, funded and administered in all material respects in accordance with their terms and with applicable Law (including but not limited to ERISA and the Code). Each Plan which is intended to be qualified under section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that such Plan is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Plan or any related trust. Each of the Plans that is intended to satisfy the requirements of section 125, 423 or 501(c)(9) of the Code satisfies such requirements.

(e) Each option that has been issued under any Plan of the Company or any Subsidiary providing for the issuance of options and that has been exercised has been properly treated as an incentive stock option under Code section 422 or as a non-statutory stock option, as applicable. Each option that has been issued under any Plan of the Company or any Subsidiary providing for the issuance of options has had an exercise price at least equal to the "fair market value" of the underlying stock (within the meaning and scope of Code section 409A).

(f) With respect to each Plan, (i) no actions, audits, investigations, suits or claims against the Plan, the Company or any Subsidiary or any ERISA Affiliate or with respect to any assets of the Plan (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened, (ii) there is no Order of any Governmental Entity or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability or domestic relations orders), (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any ERISA Affiliate, to any material Tax or any fine, Lien, penalty or other liability imposed by ERISA or, in connection with any Plan, the Code, (iv) for each Plan with respect to which a Form 5500 has been required to be filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, and (v) no "reportable event" (as such term is defined in section 4043 of ERISA) has occurred with respect to any Plan. None of the Company, any Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary, any of the Plans, any such trust or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to section 409 or 502(i) of ERISA, a Tax imposed pursuant to section 4975, 4976, 4980B, 4980D, 4980E or 4980F of the Code, or any other similar liability.

(g) With respect to each of the Plans, the Company has made available to the Purchaser true and complete copies of (i) the Plan document (including all amendments thereto), the summary plan description and any summaries of material modifications, (ii) the trust agreement, (iii) the two most recent Form 5500 annual reports, actuarial reports and financial statements, if any were required to be filed or prepared, (iv) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under the Code and (v) all material communications to or from the Internal Revenue Service or any other Governmental Entity relating to each Plan and all material employee communications with respect each Plan. All contributions required to have been made under the terms of any Plan have been timely made and all obligations in respect of each Plan have been paid prior to the Closing or are properly accrued and reflected on the Latest Balance Sheet to the extent required by GAAP.

(h) None of the Plans is a "multiemployer plan," as such term is defined in section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063(a) of ERISA. None of the Company, any Subsidiary or any ERISA Affiliate has ever sponsored, contributed to, been required to contribute to, or participated in any such plan or arrangement.

(i) Each Plan may be amended or terminated without liability to the Company, any Subsidiary or any ERISA Affiliate other than for accrued benefits or non-material administrative expenses. No amounts payable under the Plans, and no payment made or other benefit provided, or to be made or provided, to current or former employees or directors of the Company or any Subsidiary (including pursuant to this Agreement or any other Transaction Document) will fail to be deductible for federal income tax purposes under section 280G of the Code. Each Person who performs services for the Company or any Subsidiary has been, and is, properly classified by the respective service recipient as an employee or independent contractor.

(j) Neither the execution of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or by any other Transaction Document, either alone or in combination with subsequent events, will result in, or is a precondition to, (i) any employee, independent contractor, consultant or director of the Company or any Subsidiary becoming entitled to severance pay or any similar payment, (ii) except for the Incentives Modifications, the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due to any employee, independent contractor, consultant or director of the Company or any Subsidiary or (iii) the renewal or extensions of the term of any agreement regarding the compensation of any employee of the Company or any Subsidiary.

(k) Each Plan, and each other arrangement to which any of the Company or any Subsidiary is a party, or with respect to which any of the Company or any Subsidiary has any liability or obligations that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code, the Treasury regulations relating thereto and the applicable IRS and Treasury Department guidance thereunder. None of the transactions contemplated by this Agreement or by any other Transaction Document will constitute or result in a violation of Section 409A of the Code.

Section 3.21 Environmental and Safety Laws.

(a) There are no real properties which the Company or any Subsidiary, or other related organizations, or any of their predecessors or successors formerly owned, operated or leased and which any such entity has ceased to own, operate or lease.

(b) With respect to all properties owned or leased by the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries nor any current or prior owner or operator is subject to any Environmental Liabilities; (ii) all properties owned or leased by the Company or its Subsidiaries are in compliance in all material respects with all Environmental Laws and the terms of any applicable leases; (iii) there are no Liens, defaults, equitable interests, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Leased Properties, based upon any Environmental Laws; (iv) there are no underground storage tanks located in, at, on or under any properties owned or leased by the Company or its Subsidiaries and any tanks that were formerly located in, at, on or under any such properties were at all times maintained, operated, sealed, closed or disposed of in accordance with all applicable Environmental Laws; (v) there are no Conditions in, at, on, under, a part of, involving or otherwise related to any of the properties owned or leased by the Company or its Subsidiaries (including but not limited to off-site migration of Pollutants from any such property), involving the presence of any Pollutant, and (vi) there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, involving or otherwise related to any of the properties owned or leased by the Company or its Subsidiaries (including, without limitation, any building, structure, or other improvement that is a part of such properties).

(c) The Company and each Subsidiary is and has for the past five years been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, if any, required under Environmental Laws in connection with the operation of the their businesses, and no Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

(d) There are no locations at which Pollutants have been Released, or otherwise come to be, in, at, on, under, or a part of that give rise to material Environmental Liabilities of the Company or any Subsidiary or other related organizations, or any of their predecessors or successors; and each of such locations is in compliance with all Environmental Laws. Neither the Company nor any Subsidiary or other related organizations, or any of their predecessors or successors, has Managed any Pollutant in a manner that give or gives rise to material Environmental Liabilities of the Company or any Subsidiary. There are no pending or, to the knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, complaints, administrative or judicial orders, or notices against the Company or any Subsidiary or other related organizations, or any of their predecessors or successors, or any property owned, operated or leased by the Company or any Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

(e) Neither the Company nor any Subsidiary or other related organizations, or any of their predecessors or successors, has assumed or retained by contract (including leases) or other binding agreement or by operation of Law, any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law. The Company has made available to Purchaser copies of all material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company's and the Subsidiaries' businesses and the operation or use of any real property owned, leased, or operated by the Company or any Subsidiary, to the extent in the possession, custody or control of the Company or any Subsidiary.

Section 3.22 Warranties. Schedule 3.22 sets forth any warranties and indemnities relating to the Company's products or technology sold, leased or licensed, or services rendered by the Company, that are not standard warranties and indemnities (i) offered in the ordinary course of business or (ii) imposed by Law. Schedule 3.22 sets forth the aggregate expenses incurred by the Company and its Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the last three fiscal years and the three month-period ended March 31, 2008.

Section 3.23 Real Estate.

(a) Neither the Company nor any Subsidiary owns any real property or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase or acquire any real property.

(b) Schedule 3.23(b) contains a complete and accurate list of all premises leased by the Company or one of its Subsidiaries (the "Leased Properties"), and of all leases related thereto (collectively, the "Leases"). The Company has made available to the Purchaser a true and complete copy of each of the Leases. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of Law governing the availability of specific performance and other equitable remedies. No circumstance or conditions exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Lease on the part of the Company. Neither the Company nor any Subsidiary has knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both, or the happening or occurrence of any other event) would constitute a default under any Lease by any other party. Schedule 3.23(b) separately identifies all Leases for which consents or waivers must be obtained on or prior to the First Tranche Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the First Tranche Closing Date.

(c) All leasehold improvements and fixtures located on the Leased Properties (the "Leased Improvements") are operational and available for use in the business of the Company and its Subsidiaries as it is currently conducted. All of the Leased Improvements on the Leased Properties are located entirely on such Leased Properties.

Section 3.24 Inventory; Customers; Suppliers. The inventory of the Company and its Subsidiaries, whether in their possession or not, (i) is sufficient for the operation of the business of the Company and its Subsidiaries in the ordinary course, and (ii) is of a quality and quantity usable or saleable by the Company or the applicable Subsidiary in the ordinary course of its business, subject to applicable reserves reflected in the financial statements of the Company included in the SEC Reports filed with the SEC prior to the date hereof. Neither the Company nor any Subsidiary has received any written notice from any customer that accounted for 5% or more of the total sales on a consolidated basis of the Company and its Subsidiaries (a "Significant Customer"), or any supplier from which either the Company or any Subsidiary purchased $200,000 or more of supplies (a "Significant Supplier"), in each case during the three most recently completed fiscal years of the Company to the effect that such customer or supplier will terminate all or a substantial portion (including, as applicable, future purchase order releases) of its historical business relationship with the Company. Schedule 3.24 lists each Significant Customer, and each Significant Supplier, in each case during the three most recently completed fiscal years of the Company prior to the date of this Agreement.

Section 3.25 Accounts Receivable. All accounts receivable, notes receivable and other receivables of the Company and any Subsidiary that are reflected on the Latest Balance Sheet represent bona fide receivables created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, and are valid and enforceable receivables, net of any reserves for doubtful accounts recorded on the Latest Balance Sheet.

Section 3.26 Regulatory Compliance.

(a) All activities of the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA or subject to the FDCA and the regulations promulgated thereunder or similar legal provisions in any foreign jurisdiction have been conducted in all material respects in compliance with all applicable requirements under the FDCA and similar Laws, including those relating to good laboratory practices, good clinical practices, and good manufacturing practices, recordkeeping, and filing of reports. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity alleging any violation of any Law by the Company or any of its Subsidiaries relating to any such activity. None of the Company or any of its Subsidiaries has received any notices, report, warning letters or other communication from the FDA that indicate or suggest lack of compliance with the FDA regulatory requirements by the Company, any of its Subsidiaries or by Persons who are otherwise performing services for the benefit of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries, nor any officer, employee or, to the knowledge of the Company, any agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. Section 335a or any similar Law.

(c) The Company and each Subsidiary has been and is in compliance with all United States import and export Laws and regulations (including without limitation those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799, Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199, State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130 and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599). Neither the Company nor any Subsidiary has, within the last five years, violated any United States import or export Laws, been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Entity or made a voluntary disclosure with respect to violations of such Laws. Schedule 3.26(c) sets forth all valid and pending export control licenses, agreements and/or approvals required to be amended, assumed or transferred as a result of, or in connection with, the transactions contemplated hereby.

(d) The Company is in compliance with, and has not previously violated the PATRIOT ACT and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by OFAC, including but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism" (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in the Anti-Money Laundering/OFAC Laws.

(e) The Company and each of its Subsidiaries, (including their respective Affiliates, officers, directors, employees, consultants or agents) are in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the "Anti-Bribery Laws"). Neither the Company nor any Subsidiary has received any communication that alleges, nor have they received information based on an internal review from which it would be reasonably likely to conclude, that the Company, any Subsidiary or any agent thereof is not, or may be, in compliance with, or has, or may have, any liability under, the Anti-Bribery Laws.

Section 3.27 Corporate Documents. The Company and each Subsidiary have made available to the Purchaser and its counsel for their examination true and complete copies of the following documents: (i) the certificate or articles of incorporation, bylaws or other organizational or charter documents, as applicable, each as currently in effect; (ii) minute books of the Company and each of its Subsidiaries containing required records setting forth proceedings, consents, actions, and meetings of their respective shareholders, boards of directors and any committees thereof; and (iii) all Permits, Orders, and consents issued by any regulatory agency with respect to the Company, its Subsidiaries, or any securities of the Company or its Subsidiaries, and all applications for such Permits, Orders, and consents. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company and each of its Subsidiaries are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the Laws of the applicable jurisdiction.

Section 3.28 No General Solicitation; Private Placement. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Neither the Company nor any of its Affiliates nor, any Person acting on the Company's behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable Law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market. Based in part upon and subject to the representations of the Purchaser contained in Sections 4.2 and 4.3 of this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws and the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

Section 3.29 Form S-3 Eligibility. The Company meets the eligibility requirements set forth in the general instructions to Form S-3 applicable to "Transactions Involving Secondary Offerings".

Section 3.30 Eligible Market. As of the date hereof, the issued and outstanding shares of Common Stock are listed on Nasdaq, and, except as set forth in Schedule 3.30, the Company has not, since January 1, 2007, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed, quoted or included for trading to the effect that the Company is not in compliance with the listing requirements, maintenance requirements or the requirements of inclusion for trading of such Trading Market. As of the First Tranche Closing Date, the issued and outstanding shares of Common Stock will be listed on Nasdaq and the Company will be in compliance in all material respects with the requirements (including any minimum share price requirements) of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements. As of the Second Tranche Closing Date, the issued and outstanding shares of Common Stock are listed on an Eligible Market and the Company will be in compliance in all material respects with the requirements (including any minimum share price requirements, as applicable) of such Eligible Market, for continued listing of the Common Stock thereon and any other Eligible Market listing and maintenance requirements.

Section 3.31 Disclosure.

(a) All written disclosure provided by the Company to the Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on the behalf of the Company are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for the transactions contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable Law, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents.

(b) None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.32 Acknowledgment Regarding Purchaser's Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity with respect to the Company), with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Purchaser or any of its representatives or agents to the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser's purchase of the Securities. The Company further represents to the Purchaser that the Company's decision to enter into the Transaction Documents has been based upon the independent evaluation of the transactions contemplated hereby and thereby by the Company and its representatives.

Section 3.33 Solvency. Neither the Company nor any Subsidiary has taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company nor any Subsidiary have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Neither the Company nor any Subsidiary is as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.33, "Insolvent" means (i) the present fair saleable value of the assets of the Company and its Subsidiaries is less than the amount required to pay the total Indebtedness of the Company and its Subsidiaries, (ii) any of the Company or its Subsidiaries is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) any of the Company or its Subsidiaries intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) any of the Company or its Subsidiaries has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

Section 3.34 Application of Takeover Protections. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will not impose any restriction on the Purchaser, or create in any party (including any current stockholder of the Company) any rights, under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provisions under the Company's charter documents or the laws of its state of incorporation.

Section 3.35 No Manipulation of Stock Price. The Company has not, and to the Company's knowledge no one acting on the Company's behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or to facilitate the sale or resale of any of the Securities. The Company has not, and to its knowledge no one acting on its behalf has (i) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

Section 3.36 Placement Agent Fees The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commission (other than for persons engaged by any Investor or its investment advisor) relating to or arising out of the issuance of the Securities pursuant to this Agreement. The Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

ARTICLE IV
Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Company, (i) as of the date hereof, (ii) as of the First Tranche Closing Date and (iii) as of the Second Tranche Closing Date, that:

Section 4.1 Organization; Authority. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by the Purchaser of the Securities hereunder has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of Law governing the availability of specific performance and other equitable remedies.

Section 4.2 No Public Sale or Distribution. The Purchaser (i) is acquiring the Notes, the Warrants and the First Tranche Common Shares, (ii) upon conversion of the Notes will acquire the Conversion Shares then issuable, and (iii) upon exercise of the Warrants will acquire the Warrant Shares then issuable, in each case as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Purchaser does not agree to hold any Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

Section 4.3 Purchaser Status. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

Section 4.4 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any Law (including federal and state securities laws) or Order applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts or violations that, individually or in the aggregate are not material and do not otherwise affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.5 Disclosure. None of the information supplied or to be supplied by the Purchaser in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Restricted Securities. The Purchaser understands and acknowledges that none of the Securities will be registered under the Securities Act or qualified under any state securities Laws (collectively, "Registered," and the act of having securities registered means "Registration"), and that the Securities will be issued in reliance upon one or more exemptions from Registration, and that the Company's reliance upon each such exemption is predicated upon the Purchaser's representations contained in this Agreement. The Purchaser understands and acknowledges that resale of the Securities may be restricted indefinitely unless they are subsequently Registered.

ARTICLE V
Other Agreements of the Parties

Section 5.1 Legends.

(a) Each certificate representing any of the Securities shall bear legends substantially in the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH SUCH STATE SECURITIES LAWS, IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED."

The Company may instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in the foregoing legend are satisfied.

(b) Any legend endorsed on a certificate pursuant to Section 5.1(a) and the stop transfer instructions with respect to such Securities as it applies to Section 5.1(a) shall be removed and the Company shall issue a certificate without such legend to the holder of such Securities (i) if such Securities are Registered for resale and sold under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, (ii) if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act or (iii) if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such Perseus Securities may be made without Registration.

Section 5.2 SEC Reporting; Furnishing of Information. Until the date that all of the First Tranche Common Shares, Conversion Shares and Warrant Shares may be sold under Rule 144(k) of the Securities Act (or any successor provision), the Company shall timely file with the SEC (or obtain extensions in respect thereof and file with the SEC within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, and the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The financial statements to be included in any SEC Report will be prepared in accordance with GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC's rules and instructions for Reports on Form 10-Q), and will fairly present in all material respects the consolidated financial position of the Company and consolidated results of its operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 5.3 Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

Section 5.4 Reservation of Securities. So long as any Notes remain outstanding, or any Warrants remain exercisable, the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents, free of preemptive rights, in such amount as may be required to fulfill its obligations to issue such Shares under the Transaction Documents. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations to issue such shares of Common Stock under the Transaction Documents, the Company shall promptly take all such actions as may be required to increase the number of authorized shares.

Section 5.5 Securities Laws Disclosure; Publicity. The Company shall, on or before 8:30 a.m., Eastern time, on the first Trading Day following execution of this Agreement issue a press release reasonably acceptable to the Purchaser disclosing all material terms of the transactions contemplated hereby. The Company shall, on or before 8:30 a.m., Eastern time, on the fourth Business Day following the execution of this Agreement file a Current Report on Form 8-K describing the material terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement, the form of Notes and the form of Warrants, in the form required by the Exchange Act. Thereafter, the Company shall timely file any filings and notices required by the SEC or applicable Law with respect to the transactions contemplated hereby. Except as herein provided, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any press release without the prior written consent of the Purchaser, unless otherwise required by Law or listing standard.

Section 5.6 Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As soon as practicable following the date hereof, the Company shall, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which the Purchaser reasonably objects. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. If advisable, the Company shall retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Stockholder Approval.

(b) As soon as practicable following the mailing of the Proxy Statement to the Company's stockholders, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Stockholder Approval. The Company shall, through the Board, recommend to its stockholders that they give the Stockholder Approval. The Board shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of approval of the Reverse Stock Split, the Incentives Modifications (if approval is necessary to give effect thereto under applicable Law (including Tax regulation) or Nasdaq rule) and the Transaction Documents and the transactions contemplated hereby and thereby, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable Law to effect the Reverse Stock Split, the Incentives Modifications, and the transactions contemplated by this Agreement and the other Transaction Documents including the First Tranche Issuance and the Second Tranche Issuance. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of the Purchaser, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting).

Section 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions precedent set forth in Article VI, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and by the other Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Entity or any regulatory or self regulatory organization and the making of all necessary registrations and filings (including filings with any Governmental Entity or any regulatory or self regulatory organization) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or any regulatory or self regulatory organization, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity or any regulatory or self regulatory organization vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to fully carry out the purposes of this Agreement and the other Transaction Documents. In connection with and without limiting the foregoing, the Company and the Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Document, take all action necessary to ensure that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Documents and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby and thereby.

Section 5.8 Non-Solicitation.

(a) During the period from the date of this Agreement until the First Tranche Closing, the Company shall not take, cause or permit (and shall use its reasonable best efforts to ensure that none of its officers, directors, agents or representatives takes, causes or permits) any person to take, directly or indirectly, any of the following actions: (i) solicit, knowingly encourage, facilitate, initiate or participate in any discussions or negotiations with respect to any offer or proposal to acquire 10% or more of the business, assets or capital stock of the Company, whether by merger, consolidation, other business combination, investment, purchase of capital stock or securities convertible into or exercisable for capital stock, purchase of assets, license, lease, tender or exchange offer or otherwise (other than a sale of the Acquired Assets (as defined in the Surgical Innovations Sale Agreement)) (each of the foregoing, an "Alternative Proposal"); (ii) disclose, in connection with an Alternative Proposal, any nonpublic information concerning the Company's business or properties or afford to any third party, in connection with an Alternative Proposal, access to its properties, books or records, except in the ordinary course of business, as required by Law, or pursuant to a request for information from a Governmental Entity; (iii) enter into or execute any agreement providing for an Alternative Proposal; (iv) make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal or any offer or proposal relating to an Alternative Proposal; or (v) take any action that would reasonably be expected to lead to any Person making any Alternative Proposal; provided, however, that prior to the receipt of the Stockholder Approval, in response to an unsolicited Superior Proposal (as defined below) or an Alternative Proposal that the Board reasonably believes (after consultation with its financial advisor and outside legal counsel) will lead to a Superior Proposal, the Company and its representatives may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal or Superior Proposal and its representatives pursuant to a confidentiality agreement in customary form that shall contain provisions that expressly permit the Company to comply with the provisions of this Section 5.8 and (y) conduct such additional discussions with the party making such Alternative Proposal or Superior Proposal as the Board shall determine. For purposes of this Agreement, a "Superior Proposal" means a bona fide written offer from a third party in respect of (i) any transaction as a result of which the Company's stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction, which in any such case provides for consideration to the Company's stockholders consisting of cash and/or securities, and in the case of clause (i) or (ii) is on terms that the Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account all relevant factors, including whether such transaction is subject to any financing condition or other financing contingencies (including as to the funding of any committed financing), (A) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the PT Acquisition and the transactions contemplated by this Agreement (including the terms of any proposal by the Purchaser to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably capable of being completed on the terms proposed.

(b) In the event that the Company is contacted by any third party expressing an interest in discussing an Alternative Proposal, the Company will promptly, but in no event later than 24 hours following such contact, notify the Purchaser in writing of such contact and the identity of the third party so contacting the Company and shall promptly, but in no event later than 24 hours following any material modification or proposed modification thereto, advise the Purchaser of such modification or proposed modification.

(c) Notwithstanding the provisions of Section 5.8(a), at any time prior to the receipt of the Stockholder Approval, the Board may (i) withdraw (or amend or modify in a manner adverse to the Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to the Purchaser), the recommendation or declaration of advisability by the Board of this Agreement, or the transactions contemplated by this Agreement; (ii) recommend, or publicly propose to recommend any Alternative Proposal or Superior Proposal, or (iii) to the extent permitted pursuant to and in compliance with Section 7.1(d)(ii), allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if in the case of any of the foregoing clauses (i), (ii) or (iii) the Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that it is required to do so in order to comply with its fiduciary duties or otherwise under applicable Law.

(d) Nothing contained in this Agreement shall prohibit the Company or the Board from taking and disclosing to the Company's stockholders a position with respect to an unsolicited bona fide tender or exchange offer by a third party pursuant to Rule 14e-2(a) or Rule 14d-9 of the Exchange Act or from making any disclosure required by applicable Law.

Section 5.9 Access. To the extent permitted by Law, from the date hereof through the First Tranche Closing Date, and following the First Tranche Closing Date the Company shall permit representatives of Perseus (subject to the last sentence of this Section 5.9) and any Principal Holder reasonable access to examine the corporate books and make copies or extracts from such corporate books and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers and employees of the Company upon request, all during regular business hours, as often as Perseus or such Principal Holder may reasonably request; provided, however, that (i) Perseus, such Principal Holder or their respective representatives, as the case may be, shall hold all information so received in strict confidence pursuant to Section 5.27 and shall not trade in the Common Shares while in possession of material non-public information and (ii) the Company reserves the right to exclude the representatives of Perseus and such Principal Holder (but not the Perseus Directors) from access to information protected by the attorney-client privilege in favor of the Company if the Company believes, upon the advice of counsel, that such exclusions is required to preserve such attorney-client privilege of the Company; provided, further, that the Company shall use its commercially reasonable efforts to provide any requested information to the representatives of Perseus and such Principal Holder in a manner that would not waive the attorney-client privilege. Perseus' access rights pursuant to this Section 5.9 (but not the access rights of any Principal Holder) shall terminate at such time as Perseus is no longer the beneficial owner of any Securities.

Section 5.10 Communications with Accountants. The Company authorizes the Perseus Directors to communicate with its independent public accountants and tax advisors to the same degree afforded to any other member of the Board. Notwithstanding the foregoing, the Company shall facilitate discussions between such accountants and the representatives of Perseus (subject to the last sentence of this Section 5.10) or any Principal Holder in the event Perseus or such Principal Holder reasonably desires to speak with such accountants, and shall authorize those accountants to disclose to Perseus or such Principal Holder any and all reasonably requested financial statements and other supporting financial documents and schedules (excluding their internal working papers) including copies of any management letters with respect to the business, financial condition and other affairs of the Company and any Subsidiary. Any such information provided to the representatives of Perseus or such Principal Holder shall be held in strict confidence pursuant to Section 5.27 and may additionally be provided to the Company's directors at their request or at the Company's own determination. At or before the First Tranche Closing Date, the Company shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.10. Perseus' access rights pursuant to this Section 5.10 (but not the access rights of any Principal Holder) shall terminate at such time Perseus no longer is the beneficial owner of any Securities. Notwithstanding the foregoing, the Company reserves the right to exclude the representatives of Perseus and such Principal Holder (but not the Perseus Directors) from access to information protected by the attorney-client privilege in favor of the Company if the Company believes, upon the advice of counsel, that such exclusions are required to preserve such attorney-client privilege of the Company; provided, however, that the Company shall use its commercially reasonable efforts to provide any requested information to the representatives of Perseus and such Principal Holder in a manner that would not waive the attorney-client privilege. Perseus' access rights pursuant to this Section 5.10 (but not the access rights of any Principal Holder) shall terminate at such time as Perseus is no longer the beneficial owner of any Securities.

Section 5.11 Board Representation.

(a) From and after the First Tranche Closing Date and for as long as the Purchaser holds any Securities, the Company shall take all actions within its control as are necessary to cause the election or appointment as a member of the Board (and any executive committee thereof) of an individual to be designated by the Purchaser, including without limitation, nominating the representative identified by the Purchaser for election as a director of the Company at any meeting of the Company's stockholders at which directors will be elected, recommending such representative's election to the Board, soliciting and voting proxies in favor of such representative's election, and filling any vacancies created by death, resignation, removal or otherwise with such representative.

(b) In addition to, and without limitation of the Purchaser's rights pursuant to paragraph (a) of this Section, from and after the First Tranche Closing Date and for as long as the sum of (i) all First Tranche Common Shares, (ii) all Conversion Shares (including for purposes of this clause (ii) all Conversion Shares that would be issuable upon conversion in full of all outstanding Notes as of such time) and (iii) all Warrant Shares (including for purposes of this clause (iii) all Warrant Shares that would be issuable upon exercise in full of all outstanding Warrants as of such time), held by the Purchaser equals or exceeds 50% of the Aggregate Perseus Ownership as of such time, the Company shall take all actions as are necessary to: (A) cause the election or appointment as a member of the Board of a Qualified Independent Director (as defined below); and (B) permit an individual to be designated by the Purchaser to attend (in person or by telephone) as an observer (a "Perseus Observer") all meetings of the Board (and any executive committee thereof). Notwithstanding the foregoing, if any Second Tranche Notes are purchased by the Purchaser, then at any time that the Purchaser would be entitled to designate an observer to the Board pursuant to the foregoing clause (B), the Purchaser shall be entitled in lieu thereof, to designate a second representative for election or appointment to the Board and the Company shall take all actions within its control as are necessary to cause the election or appointment as a member of the Board (and any executive committee thereof) of such representative, including without limitation, nominating the representative identified by the Purchaser for election as a director of the Company at any meeting of the Company's stockholders at which directors will be elected, recommending such representative's election to the Board, soliciting and voting proxies in favor of such representative's election, and filling any vacancies created by death, resignation, removal or otherwise with such representative. For purposes of this paragraph (b), a "Qualified Independent Director" means an individual to be designated by the Company, who meets the applicable Nasdaq listing standards to qualify as an independent director of the Company and whose election to director has been affirmatively consented to in advance by the Purchaser. The Company shall provide to any Perseus Observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors at the same time such materials are provided to members of the Board. At least one Perseus Director shall have the right to attend and participate fully in a non-voting capacity in all meetings of each of the Board's Nominating and Corporate Governance and Compensation Committees, or any equivalent committees, including receipt of all information provided to Committee members at the same time such information is provided to Committee members.

(c) At any time that the Purchaser have the right to designate one member of the Board pursuant to paragraph (a) of this Section, the Company shall take all actions as are necessary to cause the Board to consist of not more than seven members, including the member of the Board designated by the Purchaser; provided, that at any time that the Purchaser has the right to designate a second member of the Board pursuant to paragraph (b) of this Section, the Company shall take all actions as are necessary to cause the Board to consist of not more than eight members, including the two members designated by the Purchaser.

(d) The Company shall reimburse all reasonable expenses (including travel and lodging expenses) incurred by the Perseus Directors or the Perseus Observers, in connection with their attendance at meetings of the Board or committees thereof. The Company shall provide and maintain in effect customary indemnification (including provisions relating to the advancement of expenses incurred in the defense of any action or suit) of the Perseus Directors, and in any event such indemnification shall be on terms no less favorable than those provided as of the date of this Agreement to the members of the Board of Directors pursuant to the Certificate of Incorporation, the Bylaws, applicable Law or otherwise. In addition, the Company shall obtain and maintain in effect a customary officers' and directors' liability insurance policy covering acts and omissions of the Perseus Directors and having a coverage limit of not less than $5,000,000.

(e) At any time that the Purchaser is entitled to designate a member of the Board pursuant to this Section, the Purchaser may elect to substitute in lieu thereof a Perseus Observer, or may waive such rights in their entirety. As promptly as practicable (and in any event no later than 10 Business Days) following the Purchaser's written request, made at such time as (i) the Purchaser shall have waived its right to designate any Perseus Directors and Purchaser's right to a Perseus Observer; and (ii) no member of the Board is a director, officer, employee or partner of the Purchaser or any Affiliate of the Purchaser, the Company shall publicly disclose any material event or circumstance that has occurred or material information that exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable Law, requires public disclosure or announcement by the Company prior to the Company's purchase or sale of its securities but which has not been so publicly announced or disclosed. From and after the delivery of a written request described in the preceding sentence, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide the Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries without the express written consent of the Purchaser.

(f) The actions to be taken by the Company pursuant to this Section 5.11 shall include appointing the Perseus Directors to the Board, granting one Perseus Director the rights contemplated by the last sentence of Section 5.11(b), and nominating the representatives identified by the Purchaser for election as directors of the Company at any meeting of the Company's stockholders at which such directors will be elected, recommending their election to the Board, and soliciting and voting proxies in favor of their election. For purposes of clarification, the Company shall not be deemed to be in breach of its obligations under this Section 5.11, in the event that the Company has complied with the terms and conditions set forth herein, and the representatives identified by the Purchaser are not elected to the Board by the Company's stockholders.

Section 5.12 Right of First Refusal.

(a) Except in a transaction constituting a Change of Control permitted under Section 5.19(d), from the date hereof through the First Tranche Closing Date and following the First Tranche Closing Date, until such time as no Notes remain outstanding and Perseus does not hold at least 66% of the Aggregate Perseus Ownership, prior to issuing any Additional Securities (as defined in Section 5.24 below but disregarding for the purposes of this Section 5.12 the exception from the definition of “Additional Securities” set forth in subsection 5.24(c)(iv)) the Company shall first give written notice (an “Offer Notice”) to the Purchaser at least 10 Business Days in advance of any such proposed issuance of Additional Securities stating the Company’s intention to issue the Additional Securities, the number of the relevant securities intended to be sold and the terms thereof (the “Offered Securities”), the issue price in cash for the proposed issuance of Additional Securities (the “First Offer Price”) and the other material terms upon which such issuance is proposed to be effected.

(b) Upon receipt of the Offer Notice, the Purchaser will have an irrevocable, option to purchase all (but not less than all) of the Offered Securities at the First Offer Price and otherwise on the terms and conditions described in the Offer Notice (the “First Offer”). Such option shall be non-transferable, except to another entity within the scope of the definition of “Perseus”. In order to exercise this option, the Purchaser must, within 10 Business Days from receipt of the Offer Notice, send irrevocable written notice of its acceptance of the First Offer to the Company (the “Acceptance Notice”), and the Purchaser will then be obligated to purchase all such Offered Securities on the terms and conditions set forth in the Sale Notice.

(c) If the Purchaser does not elect to purchase all of the Offered Securities pursuant to this Section 5.12, then the Company shall be free, for a period of 30 days from the date the Acceptance Notice was due to be received by the Company, to enter into definitive agreements to issue the Offered Securities to a transferee for cash consideration of not less than 100% of the First Offer Price; provided, that any such definitive agreement provides for the consummation of such issuance to take place within 30 days from the date of such definitive agreement and is otherwise on terms not more favorable to the purchaser of the Offered Securities in any material respect than were contained in the Offer Notice.

(d) If (i) the Purchaser does not elect to purchase all of the Offered Shares pursuant to this Section 5.12 and the Company has not entered into a definitive agreement described in Section 5.12(c) within 30 days from the date the Acceptance Notice was due to be received by the Purchaser, or (ii) the Company has entered into such an agreement but has not consummated the issuance of such securities within 30 days from the date of such definitive agreement, then the provisions of this Section 5.12 shall again apply, and the Company shall not issue or offer to issue any Additional Securities without again complying with this Section 5.12.

(e) Upon exercise by the Purchaser of its rights of first refusal under this Section 5.12, the Company shall be legally obligated to consummate the issuance contemplated thereby and shall use its commercially reasonable efforts to: (i) secure any required governmental authorization; (ii) comply as soon as reasonably practicable with all applicable legal requirements; and (iii) take all such other actions and to execute such additional documents as are reasonably necessary or appropriate to consummate the isssuance of the Offered Securities as promptly as practicable. At such closing, the Company shall issue the Offered Securities free and clear of any encumbrances and with all requisite transfer taxes, if any, paid, and the Purchaser shall deliver or cause to be delivered payment for such Offered Shares as provided in the Acceptance Notice.

Section 5.13 Use of Proceeds. The Company shall use the net proceeds from the First Tranche Issuance (i) to fund the initial cash payment due to Photo Therapeutics upon completion of the PT Acquisition and (ii) for general corporate purposes consistent with the Company's business plan provided to the Purchaser prior to the date hereof. The Company shall use the net proceeds from the Second Tranche Issuance to fund the aggregate cash payment due from the Company to Photo Therapeutics pursuant to the PT Earnout.

Section 5.14 Priority of Notes. The Indebtedness evidenced by the Notes shall not be junior or subordinate to any other Indebtedness of the Company or its Subsidiaries except that to the extent of any Liens granted in favor of the holders of Permitted Indebtedness. The Company shall not issue any Indebtedness that by its terms is subordinate or junior in any respect to any other Indebtedness of the Company, unless such Indebtedness provides that it is subordinate and junior on the same terms to the Indebtedness evidenced by the Notes.

Section 5.15 Corporate Existence. The Company shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and the corporate existence, rights and franchises of each of its Subsidiaries; (ii) use commercially reasonable efforts to at all times maintain, preserve and protect all of the Company's and its Subsidiaries' patents, trademarks and trade names, and preserve all the remainder of the Company's and its Subsidiaries' material assets necessary for the conduct of its business in a manner consistent with past practices.

Section 5.16 Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, conduct its business activities in compliance in all material respects with all applicable Laws. The Company shall pay all transfer, excise, withholding and similar Taxes (not including income or franchise Taxes) that it is obligated by applicable Law to so pay in connection with the issuance, sale, delivery or transfer by the Company to the Purchaser of the Securities.

Section 5.17 Payment of Interest and Principal on Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Agreement. The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 5.18 Maintenance of Listing. From and after the First Tranche Closing Date, and following the First Tranche Closing Date for so long as the Purchaser holds any Securities, the Company shall maintain the continued listing of the Common Stock for trading on an Eligible Market and shall use its commercially reasonable efforts to comply in all material respects with the reporting, filing and other requirements of such Eligible Market on which the Common Stock is then listed, for continued listing of the Common Stock thereon and any other Eligible Market listing and maintenance requirements (including any minimum share price requirements). Without limitation of the foregoing, the Company shall use its commercially reasonable efforts to maintain the continued listing of the Common Stock for trading on one of the stock exchanges identified in clauses (i) through (v) of the definition of "Eligible Market," and to comply in all material respects with all requirements for the continued listing of the Common Stock for trading on such stock exchange (including any minimum share price requirements).

Section 5.19 Negative Covenants. From the date hereof through the First Tranche Closing Date, and following the First Tranche Closing Date until such time as no Notes remain outstanding and Perseus does not hold at least 66% of the Aggregate Perseus Ownership, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions without first obtaining the consent of the Purchaser:

(a) create, incur, assume or permit to exist any Indebtedness other than Permitted Indebtedness;

(b) make or commit to make capital expenditures in excess of $250,000, individually or in the aggregate, in any fiscal year, unless such expenditures are approved during the annual budgeting process;

(c) create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens;

(d) consummate any Change of Control other than a Specified Change of Control; provided, that this clause (d) shall cease to be of effect at such time as no Notes remain outstanding;

(e) Except in a transaction that constitutes a Change of Control in compliance with Section 5.19(d), acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(f) Except in a transaction that constitutes a Change of Control in compliance with Section 5.19(d), sell, lease, license or otherwise dispose of any of its assets (including capital stock of Subsidiaries) that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole, except for (i) inventory and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice and (ii) the sale of the Acquired Assets (as defined in the Surgical Innovations Sale Agreement);

(g) Except in a transaction that constitutes a Change of Control in compliance with Section 5.19(d), enter into any joint ventures that would be material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole;

(h) Except in a transaction that constitutes a Change of Control in compliance with Section 5.19(d), declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that dividends and distributions may continue to be made by the Subsidiaries to the Company or to other wholly owned Subsidiaries

(i) make any investment in any Person other than investments in wholly owned Subsidiaries of the Company;

(j) redeem or otherwise acquire any shares of its capital stock (except for repurchases by the Company of shares of capital stock held by employees, officers, directors, or consultants pursuant to an Option of the Company to repurchase such shares upon the termination of employment or services);

(k) hire or terminate the employment of the Chief Executive Officer of the Company or the Chief Financial Officer of the Company;

(l) amend or modify any compensation arrangement or agreement with any executive officer or director of the Company or any Subsidiary, except for the Incentives Modifications and for amendments or modifications required to comply with applicable Law, routine annual increases in compensation or promotions or bonuses awarded in the ordinary course of business, or adopt or amend any Plan, except for amendments or modifications required to comply with applicable Law;

(m) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Affiliate of the Company or any Subsidiary, except for (i) transactions among the Company and the Subsidiaries, (ii) dividends and distributions permitted under clause (h) above, (iii) intercompany transactions in the ordinary course of business, (iv) repurchases of capital stock permitted under clause (j) above, and the payment of compensation permitted under clause (l) above.;

(n) commence or settle any litigation or other proceedings before or threatened to be brought before any Governmental Entity or any regulatory or self regulatory organization or any arbitral proceeding that would in either case, be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except for settlement of litigation of claims for payments by the Company not in excess of $250,000 in the aggregate or in connection with the Company's enforcement of its rights or defense of claims under this Agreement or any of the Transaction Documents; or

(o) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions set forth in clauses (a) - (c) or (e) - (n) above.

Section 5.20 Financial Information. The Company shall furnish to Perseus and any Principal Holder (in each case, subject to the last sentence of this Section 5.20): (i) not later than 90 days after the end of each fiscal year of the Company, copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and audited consolidated statements of income and cash flows for such fiscal year, together with a report of the Company's independent accountants with respect thereto; (ii) not later than 45 days after the end of each fiscal quarter of the Company, copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, and unaudited consolidated statements of income and cash flows for such fiscal quarter and for the portion of such fiscal year then ended; (iii) not later than 15 days after the end of each calendar month that does not coincide with the end of a fiscal quarter, copies of the unaudited financial statements provided to the management of the Company; and (iv) as soon as practicable following the preparation thereof (and in any event no later than such projections are provided to any other party), projections for the Company's and its Subsidiary's performance for the following three calendar months, the following two fiscal quarters and the following fiscal year. The financial statements referred to in clause (i) and (ii) above will be prepared in accordance with GAAP (except in the case of unaudited interim statements, to the extent they may not include footnotes), and will fairly present in all material respects the consolidated financial position of the Company and consolidated results of its operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). The financial statements referred to in clause (iii) above will be the Company's internal management reports and shall be consistent with the internal books and records of the Company and its Subsidiaries. In addition, the Company shall furnish to Perseus and any Principal Holder (in each case, subject to the last sentence of this Section 5.20) such other financial information (including projections) as Perseus or such Principal Holder may reasonably request from time to time. The Company shall not be obligated to, and shall not provide any financial information pursuant to this Section 5.20: (i) to Perseus following such time as Perseus is no longer the beneficial owner of any Securities and (ii) to Perseus or the Principal Holder following delivery of a written request contemplated by Section 5.11(e).

Section 5.21 Properties; Insurance.

(a) The Company will keep its, and cause its Subsidiaries to keep their respective, properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary repairs, renewals, replacements, additions and improvements thereto. The Company will, and will cause its Subsidiaries to, at all times comply in all material respects with each provision of all leases to which it is a party or under which it occupies property.

(b) The Company shall and shall cause each Subsidiary to maintain insurance (i) covering, without limitation, fire, theft, burglary, public liability, property damage, product liability and workers' compensation and (ii) on all property and assets material to the operation of the business, all in amounts customary for the Company's industry. The Company shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.

Section 5.22 Expenses. The Company will reimburse the Purchaser for all out-of-pocket expenses incurred in connection with (i) the review of the Company and its Subsidiaries and Photo Therapeutics and its Subsidiaries, and the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, including, without limitation the reasonable fees and disbursements of legal, accounting and other professionals; and (ii) any amendment, modification or waiver, or consent with respect to, any of the Transaction Documents or any documentation or agreements in connection therewith requested by the Company (collectively, the "Transaction Expenses").

Section 5.23 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by the Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities, in each case in accordance with applicable Law. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Purchaser shall not be required to provide the Company with any notice of a pledge of the Securities or otherwise make any delivery to the Company pursuant to this Agreement; provided that the Purchaser and its pledgee shall comply with the provisions of this Agreement in order to effect a sale, transfer, or assignment of any such Securities to such pledgee. At the expense of the Purchaser, the Company hereby agrees to execute and deliver such documentation as pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by the Purchaser.

Section 5.24 Subscription Rights.

(a) From and after the date of this Agreement, the Company shall not issue any Additional Securities (as defined below) except in compliance with this Section. Each of Perseus (subject to Section 5.24(d)) and any Principal Holder shall have a right of first refusal to purchase its pro rata share of all Additional Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement. With respect to any issuance of Additional Securities, a Person's pro rata share shall be determined as the fraction, the numerator of which is equal to the sum of (i) all First Tranche Common Shares held by such Person, (ii) all Conversion Shares held by such Person (including for purposes of this clause (ii) all Conversion Shares that would be issuable upon conversion in full of all outstanding Notes held by such Person as of such time) and (iii) all Warrant Shares held by such Person (including for purposes of this clause (iii) all Warrant Shares that would be issuable upon exercise in full of all outstanding Warrants held by such Person as of such time), and the denominator of which is equal to the aggregate outstanding shares of the Company's Common Stock on a fully diluted basis, determined using the treasury stock method. Each of Perseus and the Principal Holder shall be entitled to apportion the right to purchase Additional Securities pursuant to this Section among itself and its general partners, limited partners, members and Affiliates in such proportions as it deems appropriate.

(b) If the Company proposes to issue any Additional Securities, it shall give Perseus and any Principal Holder written notice of its intention (the "Additional Securities Notice"), describing the Additional Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each of Perseus and such Principal Holder shall have 10 Business Days from the giving of such notice to agree to purchase its pro rata share of the Additional Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Additional Securities to Perseus or any Principal Holder if it would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale. With respect to each of Perseus and any Principal Holder, if such Person does not agree to purchase its pro rata share of the Additional Securities within such 10 day period, then the Company shall have 60 days in which to consummate the transaction contemplated in the Additional Securities Notice. If such transaction is not consummated within such 60 day period, then any subsequent issuance of Additional Securities shall require delivery of a new Additional Securities Notice to Perseus and the Principal Holder and compliance with this Section 5.24.

(c) For the purposes of this Section, "Additional Securities" shall mean, whether or not authorized on the date hereof, any shares of Common Stock, any Common Stock Equivalents and any other equity securities of the Company; provided, however, that "Additional Securities" do not include securities issued: (i) in connection with an equity compensation plan or other bona fide compensation arrangement that is approved by the Board; (ii) pursuant to a stock split or stock dividend; (iii) pursuant to the terms of any outstanding option, warrant or convertible security or other outstanding right to acquire securities of the Company not issued, created or granted in violation of this Agreement; (iv) pursuant to a bona fide firm commitment underwritten public offering of shares of Common Stock; or (v) as consideration or otherwise in connection with a bona fide acquisition by the Company or any of its Subsidiaries.

(d) Perseus' subscription rights pursuant to this Section 5.24 (but not the subscription rights of any Principal Holder) shall terminate at such time as Perseus is no longer the beneficial owner of any Securities.

Section 5.25 Prepayment of Notes.

(a) Except as provided in this Section 5.25, the Company shall have no right to prepay the principal amount of the Notes prior to the Maturity Date, or any interest accruing under the Notes prior to the scheduled date for payment of such interest.

(b) The Company may, by delivery of written notice (the "Prepayment Notice") to the Purchaser not less than 30 days prior to the fourth anniversary of the First Tranche Closing Date (or if such date is not a Business Day, the next succeeding Business Day) (the "Fourth Anniversary"), require the Purchaser to submit to the Company up to 50% of the outstanding aggregate principal amount of the Notes for prepayment on the Fourth Anniversary, subject to following terms and conditions:

(i) In lieu of submitting Notes for prepayment on the Fourth Anniversary, the Purchaser may at any time following receipt of the Prepayment Notice and on or prior to the Fourth Anniversary, convert up to the principal amount of Notes specified in the Prepayment Notice. Any principal amount of Notes so converted by the Purchaser shall reduce on a dollar for dollar basis the principal amount of Notes the Purchaser is required to submit for prepayment on the Fourth Anniversary.

(ii) The Purchaser shall be entitled to select the Note or Notes (or the portions thereof) for conversion or prepayment pursuant to this Section 5.25.

(iii) The Prepayment Notice shall have no force or effect, and the Purchaser shall not be obligated to submit any Notes for prepayment (or to convert any principal amount of Notes in lieu thereof) unless the Market Price as of the Fourth Anniversary is at least equal to 200% of the conversion price then in effect under the First Tranche Note.

(iv) The Company may not deliver more than one Prepayment Notice.

Section 5.26 Incentives Modifications. The Company has commenced and following the date hereof shall continue a review of the incentive compensation arrangements of the Company's senior management (the "Incentives") and shall consult with the Purchaser regarding any proposed modifications to the Incentives. At least five Business Days prior to the date on which the Company files the Proxy Statement with the SEC in preliminary form, the Company shall provide the Purchaser with a summary of any proposed modifications to the Incentives that have been approved by the Board (the "Incentives Modifications") and the Incentives (as modified by the Incentives Modifications) shall be reasonably satisfactory to the Purchaser.

Section 5.27 Confidentiality.

(a) For purposes of this Agreement, "Confidential Information") means any information concerning the Company (whether prepared by the Company, its representatives or otherwise and irrespective of the form of communication) that is furnished to the Purchaser or its representatives by or on behalf of the Company, and all notes, analyses, compilations, studies, interpretations memoranda, reports or other documents (regardless of the form thereof) prepared by the Purchaser or its representatives which contain any material information furnished to the Purchaser or its representatives pursuant to this Agreement; provided, however, that "Confidential Information" does not include information of the Company which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser or its representatives; (ii) was within the Purchaser's possession prior to it being furnished to the Purchaser or its representatives by or on behalf of the Company pursuant to this Agreement (provided, that such information is not known to the Purchaser to be subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information); (iii) becomes available to the Purchaser on a non-confidential basis from a source other than the Company or any of its representatives (provided, that such source is not known to the Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information); or (iv) is independently developed by the Purchaser or others on its behalf without reference to or reliance upon any information furnished to the Purchaser or any of its representatives by or on behalf of the Company.

(b) Except as otherwise provided in this Section 5.27, the Purchaser hereby agrees that it and its representatives shall keep the Confidential Information confidential in accordance with the terms of this Section 5.27 and not disclose any Confidential Information except in accordance with the terms of this Agreement.

(c) If the Purchaser or any of its representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the Purchaser) to disclose any of the Confidential Information, the Purchaser shall, except as prohibited by Law, provide the Company with prompt written notice of any such request or requirement so that the Company may seek, at the Company's expense, a protective order or other remedy and/or waive compliance with the provisions of this Section 5.27. If the Company seeks a protective order or other remedy, the Purchaser shall provide such cooperation as the Company shall reasonably request. If, in the absence of a protective order or other remedy or the receipt by the Purchaser of a waiver from the Company, the Purchaser or any of its representatives is nonetheless, upon the advice of its outside legal counsel, legally compelled to disclose Confidential Information, to any tribunal or other entity the Purchaser may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Confidential Information which such counsel advises the Purchaser or such representatives is legally required to be disclosed; provided, that the Purchaser and its representatives shall exercise reasonable efforts to minimize the disclosure of the Confidential Information and to preserve the confidentiality thereof.

Section 5.28 Consultation on Budget. From the date hereof through the First Tranche Closing Date, and following the First Tranche Closing Date for so long as a Principal Holder exists, the Company shall consult with such Principal Holder regarding the preparation of the Company's annual budget or business plan for the Company and its Subsidiaries, including providing the Purchaser with copies of any draft annual budget or business plan at least five Business Days prior to the submission thereof to the Board for approval.

Section 5.29 Advice of Breaches. From time to time prior to the Second Tranche Closing, the Company will promptly disclose in writing to the Purchaser any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the Purchaser or which would have rendered inaccurate any of the representations, warranties or statements set forth in Article III hereof. No disclosure pursuant to this Section 5.29 will be binding on the Purchaser or modify or qualify the representations and warranties contained in this Agreement for any purpose without the prior written consent of the Purchaser.

ARTICLE VI
Conditions to Closings

Section 6.1 Conditions Precedent to Obligations of the Company at the First Tranche Closing. The Company's obligation to effect the transactions specified to occur at the First Tranche Closing pursuant to Section 2.3 is subject to the fulfillment or waiver as of the First Tranche Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the date hereof and as of the First Tranche Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), in each case, disregarding for the purposes of this sentence any qualifications as to "materiality" contained within such representations and warranties.

(b) Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the Purchaser on or prior to the First Tranche Closing Date shall have been performed or complied with in all material respects.

(c) Officer's Certificate. The Purchaser shall have delivered to the Company a certificate of an authorized officer of the Purchaser, dated the First Tranche Closing Date, confirming satisfaction of the conditions set forth in paragraphs (a) and (b) above.

(d) Receipt of Funds. The Company shall have received immediately available funds from the Purchaser in the amount of the First Tranche Note Amount.

(e) Stockholder Approval. The Company Stockholders Meeting shall have been duly called and the Stockholder Approval shall have been obtained.

(f) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any State for the offer and sale of the First Tranche Common Shares, the First Tranche Notes and the First Tranche Warrants.

(g) Absence of Litigation. No proceeding challenging this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or materially delay the First Tranche Closing, shall have been instituted or be pending before any Governmental Entity, arbitrator, agency or official.

(h) No Governmental Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree that has the effect of preventing the sale of the First Tranche Common Shares, the First Tranche Notes and the First Tranche Warrants by the Company at the First Tranche Closing and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect.

(i) No Stop Order. No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other Governmental Entity with respect to public trading in the Common Stock.

(j) Consents and Waivers. All consents of and notices to Governmental Entities required in connection with the transactions described in this Agreement and the other Transaction Documents shall have been obtained and made, as applicable, and be in full force and effect.

(k) Transaction Documents. The Company shall have received counterparts of the Registration Rights Agreement and the Management Rights Letter, in each case duly executed by the Purchaser.

Section 6.2 Conditions Precedent to Obligations of the Purchaser at the First Tranche Closing. The Purchaser's obligation to effect the transactions specified to occur at the First Tranche Closing pursuant to Section 2.3 is subject to the fulfillment or waiver as of the First Tranche Closing Date of the following conditions:

(a) Representations and Warranties. Taken as a whole, the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date hereof and as of the First Tranche Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in each case, disregarding for the purposes of this sentence any qualifications as to "materiality" contained within such representations and warranties.

(b) Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the Company on or prior to the First Tranche Closing Date shall have been performed or complied with in all material respects.

(c) Absence of Material Adverse Effects. Since March 31, 2008, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Since March 31, 2008, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the business, financial condition, operations, assets, or prospects of Photo Therapeutics or its Subsidiaries.

(d) Officers' Certificates. The Company shall have delivered to the Purchaser (i) a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the First Tranche Closing Date, confirming the satisfaction of the conditions set forth in paragraphs (a), (b) and (c) above, and (ii) a certificate of the Secretary of the Company, dated the First Tranche Closing Date, certifying as to the incumbency and signatures of the officers executing this Agreement and the resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby.

(e) Transfer Agent Instructions; Stock Certificates; Notes; Warrants. The Company shall have delivered to the Transfer Agent, the Transfer Agent Instructions, duly executed by the Company. The Company shall have delivered to the Purchaser (i) the First Tranche Note, (ii) the First Tranche Warrant and, (iii) stock certificates representing First Tranche Common Shares.

(f) Transaction Expenses. The Company shall have tendered payment or reimbursement of all Transaction Expenses.

(g) Legal Opinion. The Company shall have delivered to the Purchaser an opinion, dated as of the First Closing Date, from Morgan Lewis & Bockius LLP, counsel to the Company, in the form previously provided to counsel to the Purchaser prior to the date hereof.

(h) Stockholder Approval. The Company Stockholders Meeting shall have been duly called and the Stockholder Approval shall have been obtained.

(i) Reverse Stock Split. The Company shall have effected the Reverse Stock Split.

(j) Incentives Modifications. The Company shall have implemented the Incentives Modifications.

(k) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any State for the offer and sale of the First Tranche Common Shares, the First Tranche Notes and the First Tranche Warrants.

(l) Absence of Litigation. No proceeding challenging this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or materially delay the First Tranche Closing, shall have been instituted or be pending before any Governmental Entity, arbitrator, agency or official.

(m) No Governmental Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree that has the effect of preventing the sale of the First Tranche Common Shares, the First Tranche Notes and the First Tranche Warrants by the Company at the First Tranche Closing and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect.

(n) No Stop Order. No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other Governmental Entity with respect to public trading in the Common Stock.

(o) Completion of PT Acquisition. The PT Acquisition and the other transactions contemplated by the Acquisition Agreement shall have been completed, or shall be completed simultaneously with the First Tranche Closing, without any modification thereof or waivers thereto that were not consented to in writing by the Purchaser.

(p) Board Representation. The Board shall have duly appointed the individual designated by the Purchaser, not less than three (3) Business Days prior to the First Tranche Closing Date, as a member of the Board of Directors, effective as of the First Tranche Closing Date.

(q) Consents and Waivers. All consents of and notices to Governmental Entities required in connection with the transactions described in this Agreement and the other Transaction Documents shall have been obtained and made, as applicable, and be in full force and effect.

(r) Transaction Documents. The Purchaser shall have received counterparts of the Registration Rights Agreement and the Management Rights Letter, in each case duly executed by the Company.

Section 6.3 Conditions Precedent to Obligations of the Company at the Second Tranche Closing. The Company's obligation to effect the transactions specified to occur at the Second Tranche Closing pursuant to Section 2.5 is subject to the fulfillment or waiver as of the Second Tranche Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Second Tranche Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), in each case, disregarding for the purposes of this sentence any qualifications as to "materiality" contained within such representations and warranties.

(b) Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Second Tranche Closing Date shall have been performed or complied with in all material respects.

(c) Officer's Certificate. The Purchaser shall have delivered to the Company a certificate of an authorized officer of the Purchaser, dated the Second Tranche Closing Date, confirming satisfaction of the conditions set forth in paragraphs (a) and (b) above.

(d) Receipt of Funds. Unless a Company Option Event shall have occurred, the Company shall have received immediately available funds from the Purchaser equal to the Second Tranche Note Amount.

(e) First Tranche Closing. The First Tranche Closing shall have occurred.

(f) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any State for the offer and sale of the Second Tranche Notes and the Second Tranche Warrants.

(g) Absence of Litigation. No proceeding challenging this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or materially delay the Second Tranche Closing, shall have been instituted or be pending before any Governmental Entity, arbitrator, agency or official.

(h) No Governmental Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree that has the effect of preventing the sale of the Second Tranche Notes and the Second Tranche Warrants by the Company at the Second Tranche Closing and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect.

(i) No Stop Order. No stop order or suspension of trading shall have been imposed by the Eligible Market on which the Common Stock is then listed, the SEC or any other Governmental Entity with respect to public trading in the Common Stock.

(j) Determination of PT Earnout Amount. The PT Earnout Amount shall have been finally determined in accordance with the terms and conditions of the Acquisition Agreement.

Section 6.4 Conditions Precedent to Obligations of the Purchaser at the Second Tranche Closing. The Purchaser's obligation to effect the transactions specified to occur at the Second Tranche Closing pursuant to Section 2.5 is subject to the fulfillment or waiver as of the Second Tranche Closing Date of the following conditions:

(a) Representations and Warranties. Taken as a whole, the representations and warranties made by the Company in this Agreement (other than Section 3.8 (Liabilities), Section 3.9 (Absence of Changes) and Section 3.10 (Absence of Litigation; Judgments) (collectively, the "Specified Representations")) shall be true and correct in all material respects as of the date hereof and as of the Second Tranche Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in each case, disregarding for the purposes of this sentence any qualifications as to "materiality" contained within such representations and warranties. Taken as a whole, the Specified Representations shall be true and correct in all material respects as of the date hereof and as of the Second Tranche Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such breaches of the Specified Representations as of the Second Tranche Closing Date attributable to matters arising after the date of this Agreement that in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, in each case disregarding for the purposes of this sentence any qualifications as to "materiality" or "Material Adverse Effect" contained within the Specified Representations.

(b) Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the Company on or prior to the Second Tranche Closing Date shall have been performed or complied with in all material respects.

(c) Absence of Material Adverse Effect. Since March 31, 2008, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(d) Officers' Certificates. The Company shall have delivered to the Purchaser (i) a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the Second Tranche Closing Date, confirming the satisfaction of the conditions set forth in paragraphs (a), (b) and (c) above, and (ii) a certificate of the Secretary of the Company, dated the Second Tranche Closing Date, certifying as to the incumbency and signatures of the officers executing this Agreement and the resolutions of the Board of Directors approving this Agreement and the transactions contemplated hereby.

(e) Notes; Warrants. The Company shall have delivered to the Purchaser (i) unless a Company Option Event shall have occurred, the Second Tranche Note, and (ii) the Second Tranche Warrant.

(f) Transaction Expenses. The Company shall have tendered payment or reimbursement of all Transaction Expenses.

(g) Legal Opinion. The Company shall have delivered to the Purchaser an opinion, dated as of the Second Closing Date, from Morgan Lewis & Bockius LLP, counsel to the Company, in the form previously provided to counsel to the Purchaser prior to the date hereof.

(h) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any State for the offer and sale of the Second Tranche Notes and the Second Tranche Warrants.

(i) Absence of Litigation. No proceeding challenging this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or materially delay the Second Tranche Closing, shall have been instituted or be pending before any Governmental Entity, arbitrator, agency or official.

(j) No Governmental Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree that has the effect of preventing the sale of the Second Tranche Notes and the Second Tranche Warrants by the Company at the Second Tranche Closing and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect.

(k) No Stop Order. No stop order or suspension of trading shall have been imposed by the Eligible Market on which the Common Stock is then listed, the SEC or any other Governmental Entity with respect to public trading in the Common Stock.

(l) Determination of PT Earnout Amount. The PT Earnout Amount shall have been determined in accordance with the terms and conditions of the Acquisition Agreement, without any modification thereof or waivers thereto that were not consented to in writing by the Purchaser and the Company shall have paid the PT Earnout Amount to Photo Therapeutics or shall make such payment simultaneously with the Second Tranche Closing.

(m) No Default. No Event of Default (as defined in the First Tranche Notes) or event which, with the passage of time and/or the giving of notice, would constitute an Event of Default, shall have occurred and be continuing.

(n) Consents and Waivers. All consents of and notices to Governmental Entities required in connection with the transactions described in this Agreement and the other Transaction Documents shall have been obtained and made, as applicable, and be in full force and effect.

ARTICLE VII
Termination

Section 7.1 Termination. This Agreement may be terminated at any time prior to the First Tranche Closing Date, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of the Company and the Purchaser;

(b) by either the Company or the Purchaser:

(i) if the First Tranche Issuance is not consummated on or before February 28, 2009 (the "Outside Date"), unless the failure to consummate the First Tranche Issuance is the result of a breach of any Transaction Document by the party seeking to terminate this Agreement;

(ii) if any Governmental Entity issues an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if any condition to the obligation of such party to consummate the First Tranche Issuance set forth in Section 6.1 (in the case of the Company) or 6.2 (in the case of the Purchaser) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of any Transaction Document by the Party seeking to terminate this Agreement; or

(iv) if, upon a vote at a duly held meeting to obtain the Stockholder Approval, the Stockholder Approval is not obtained;

(c) by the Purchaser:

(i) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that the Purchaser is not then in breach of any representation, warranty or covenant in any Transaction Document); or

(ii) if the Board or any committee thereof withdraws (or amends or modifies, in a manner adverse to the Purchaser) or publicly proposes to withdraw (or amend or modify), in a manner adverse to the Purchaser, its approval or recommendation of this Agreement or the transactions contemplated by this Agreement and the other Transaction Documents or fails to recommend to the Company's stockholders that they give the Stockholder Approval;

(d) by the Company:

(i) if the Purchaser breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Purchaser of such breach (provided that the Company is not then in breach of any representation, warranty or covenant in any Transaction Document); or

(ii) prior to receipt of the Stockholder Approval, (A) the Company is in compliance with its obligations under Section 5.8, (B) the Board has received a Superior Proposal, (C) the Company provided three Business Days written notice to the Purchaser that it is prepared to accept such Superior Proposal, (D) the Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal and (E) the Company prior to such termination pays to the Purchaser in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to Section 7.3.

(iii) if the Acquisition Agreement is terminated in accordance with its terms; provided, that the Company has not theretofore breached Section 5.8.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchaser or the Company, other than the last sentence of Section 5.5, Section 5.12, Section 5.22, this Section 7.2, Section 7.3, Article VIII and Section 9.5, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

Section 7.3 Termination Fees and Expenses.

(a) If this Agreement is terminated by either party for any reason (other than a termination of this Agreement by the Company (i) pursuant to Section 7.1(b)(iii) on account of the conditions set forth in Sections 6.1(a) or (b) having become incapable of satisfaction prior to the outside date or (ii) pursuant to Section 7.1(d)(i)), then the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay to the Purchaser the Transaction Expenses; provided, that such payment shall be made concurrently with any termination by the Company pursuant to Section 7.1(d)(ii).

(b) In addition:

(i)  if this Agreement is terminated pursuant to Section 7.1(b)(iv) or Section 7.1(d)(iii), and within 12 months of such termination the Company shall either complete the PT Acquisition or shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting an Alternative Proposal (substituting each reference to 10% in the definition of "Alternative Proposal" with a reference to 50%), the Company shall promptly, but in no event later than one Business Day after such consummation or, if earlier, entry into such agreement, pay to the Purchaser a fee in immediately available funds of $250,000 (the "Termination Fee");

(c) if this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(ii), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay to the Purchaser the Termination Fee; and

(d) if this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then concurrently with such termination, the Company shall pay to the Purchaser the Termination Fee.

ARTICLE VIII
Indemnification

Section 8.1 Indemnification of Purchaser Indemnified Persons. The Company shall indemnify, defend and hold harmless the Purchaser and each of its Affiliates, partners, directors, officers, and employees (collectively, the "Purchaser Indemnified Persons") from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, "Losses"), suffered or incurred by or imposed upon any Purchaser Indemnified Person as a result of: (i) any breach of any representation or warranty of the Company contained in this Agreement or in any other Transaction Document (provided, that (A) the Company shall not be obligated to indemnify the Purchaser Indemnified Persons with respect to any breaches of the representations and warranties of the Company contained in this Agreement and made as of the First Tranche Closing Date unless such breaches, individually or in the aggregate, would have given rise to a failure of the condition set forth in Section 6.2(a) and the Company delivers the certificates required by Section 6.2(e), and (B) the Company shall not be obligated to indemnify the Purchaser Indemnified Persons with respect to any breaches of the representations and warranties of the Company contained in this Agreement and made as of the Second Tranche Closing Date unless such breaches, individually or in the aggregate, would have given rise to a failure of the condition set forth in Section 6.4(a) and the Company delivers the certificates required by Section 6.4(d)) or (ii) any breach of any covenant of the Company contained in this Agreement or in any other Transaction Document.

Section 8.2 Indemnification of Company Indemnified Persons. The Purchaser shall indemnify, defend and hold harmless the Company and each of its directors, officers, and employees (collectively, the "Company Indemnified Persons") from and against any and all Losses suffered or incurred by or imposed upon any Company Indemnified Person as a result of: (i) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any other Transaction Document or (ii) any breach of any covenant of the Purchaser contained in this Agreement or in any other Transaction Document.

Section 8.3 Procedures. Procedures.

(a) Third Party Claims. In order for a person (the "indemnified party") to be entitled to any indemnification provided for under Section 7.1 or 7.2 in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof by notifying the indemnified party in writing to such effect within 30 days of receipt of the indemnified party's notice of such Third Party Claim; provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the indemnified party's reasonable judgment, it is advisable to, in light of the separate interests of the indemnified party, to be represented by separate counsel (including, as applicable, local counsel), and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party and; provided, further, that the indemnifying party shall not have the right to assume the defense of such Third Parry Claim unless (i) the indemnifying party acknowledges fully the rights of the Indemnified Party (and does not contest, as a whole or in part) the indemnified party's indemnification rights for the Third Party Claim, (ii) the counsel selected by the indemnifying party is reasonably satisfactory to the indemnified party, (iii) the indemnified party is kept informed of all material developments and is furnished copies of all material papers filed or sent to or from the opposing party or parties and (iv) the indemnifying party prosecutes the defense of such Third Party Claim with commercially reasonable diligence in a manner which does not materially prejudice the defense of such Third Party Claim. If the indemnifying party does not give timely notice in accordance with the preceding sentence, the indemnifying party shall be deemed to have given notice that it does not wish to control the handling of such Third Party Claim. In the event the indemnifying party elects (by notice in writing within such 30 day period) to assume the defense of or otherwise control the handling of any such Third Party Claim for which indemnity is sought, the indemnifying party shall indemnify and hold harmless the indemnified party from and against any and all reasonable professional fees (including attorneys' fees, accountants, consultants and engineering fees) and investigation expenses incurred by the indemnified party prior to such election, notwithstanding the fact that the indemnifying party may not have been so liable to the indemnified party had the indemnifying party not elected to assume the defense of or to otherwise control the handling of such Third Party Claim. If the indemnifying party assumes such defense in accordance with this Section 8.3(b), the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

(c) If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.1 or 8.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.1 or 8.2, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 20 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.1 or 8.2, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.1 or 8.2 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

ARTICLE IX
Miscellaneous

Section 9.1 Governing Law; Jurisdiction; Waiver of Jury Trial. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY AND PURCHASERS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

Section 9.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

Section 9.3 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

Section 9.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 9.5 Entire Agreement; Amendments. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters (including that certain letter agreement dated February 7, 2008, between the Company and Perseus, L.L.C. with respect to the transactions contemplated hereby), which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 9.6 Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Perseus Partners VII, L.P. (at any time that Perseus holds any Securities), and any Principal Holder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 9.7 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (Eastern time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Eastern time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications are:

If to the Company:	PhotoMedex, Inc.
147 Keystone Drive,
Montgomery, PA 18936
Attn: President and Chief Executive Officer

With a copy to:	Morgan Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Stephen M. Goodman

If to the Purchaser:	Perseus Partners VII, L.P.
c/o Perseus L.L.C.
2099 Pennsylvania Avenue, N.W., Suite 900
Washington, D.C. 20006
Attn: Teresa Y. Bernstein

and to

Perseus Partners VII, L.P.
c/o Perseus L.L.C.
1325 Avenue of the Americas, 25th Floor
New York, NY 10019
Attn: John M. Glazer

With a copy to:	Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: Scott F. Smith

Section 9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of a majority of the Securities. The Purchaser may assign its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided (i) the Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written notice of the name and address of such transferee or assignee, (iii) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (iv) such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the "Purchaser," and, if such transferee (or the group of which such transferee is a part) would be the Principal Holder, the provisions hereof that apply to the "Principal Holder," (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto; (vi) the Purchaser's rights under Sections 5.9, 5.10, 5.19, 5.20, 5.24 and 5.28 may not be assigned except to a transferee (or group) that would constitute the Principal Holder and any such assignment shall be an assignment in part and the Purchaser shall retain such rights with respect to any Securities retained by the Purchaser; and (vii) the Purchaser's rights under Section 5.11 may not be assigned except as a whole (and not in part) to a transferee (or group) that would constitute the Principal Holder.

Section 9.9 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that the Purchaser Indemnified Person is an intended third party beneficiary of Section 8.1 and each Company Indemnified Person is an intended third party beneficiary of Section 8.2, and (in each case) may enforce the provisions of such Sections directly against the parties with obligations thereunder.

Section 9.10 Rescission and Withdrawal Rights. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Purchaser exercises a right, election, demand or option owed to the Purchaser by the Company under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then, prior to the performance by the Company of the Company's related obligation, the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election as a whole or in part without prejudice to its future actions and rights.

Section 9.11 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

Section 9.12 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser hereunder or the Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any Law (including, without limitation, any bankruptcy law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.13 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.14 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 9.15 Remedies. In addition to being entitled to exercise all rights provided herein including recovery of damages, each of the Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

Section 9.16 Survival of Representations and Warranties. The representations and warranties set forth in this agreement shall survive the First Tranche Closing and, if applicable, the Second Tranche Closing.

[Signature Page Follows]

In Witness Whereof, the Purchaser and the Company have caused this Agreement to be duly executed as of the date first above written.

PhotoMedex, Inc.

By:	/s/
Name:
Title:

Perseus Partners VII, L.P.

By:	Perseus Partners VII GP, L.P.,
its general partner

By:	Perseus Partners VII GP, L.L.C.,
its general partner

By:	/s/
Name:
Title:

EXHIBIT A

FORM OF CONVERTIBLE NOTE

[Omitted. Please refer to Exhibit 4.2 of the Form 8-K]

EXHIBIT B

FORM OF WARRANT

[Omitted. Please refer to Exhibit 4.3 of the Form 8-K]

EXHIBIT C

[Letterhead of PhotoMedex]

[            ], 2008

Perseus Partners VII, L.P.
c/o Perseus, L.L.C.
2099 Pennsylvania Avenue, NW, Suite 900
Washington, DC 20006

and

Perseus Partners VII, L.P.
c/o Perseus L.L.C.
1325 Avenue of the Americas, 25th Floor
New York, NY 10019

Ladies and Gentlemen:

Pursuant to this letter agreement, PhotoMedex, Inc. (the “Company”) grants the following rights to Perseus Partners VII, L.P. (the “Fund”) in connection with the Fund’s investment in the Company:

(a)	to obtain true and correct copies of all documents, reports, financial data and other information regarding the Company and its subsidiaries as may be reasonably requested by the Fund;

(b)
to consult with and advise the management of the Company and its subsidiaries at such reasonable times on all matters relating to the operation of the Company and its subsidiaries as may be reasonably requested by the Fund;

(c)
to discuss the Company’s and the Company’s subsidiaries’ affairs, finances and accounts with the Company’s and the Company’s subsidiaries’ officers, directors and outside accountants at such reasonable times as may be reasonably requested by the Fund; and

(d)
to visit and inspect any of the Company’s and the Company’s subsidiaries’ properties and facilities, including but not limited to books of account, at such reasonable times as may be requested by the Fund.

In addition to the above rights, the Company agrees to deliver to the Fund:

(a)
as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period and consolidated income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States (or applicable international accounting standards) applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnote disclosures and to year-end adjustments;

(b)
as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States (or applicable international accounting standards) applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(c)
to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (or comparable reports under other applicable law) actually prepared by the Company as soon as available.

The Company agrees to consider, in good faith, the recommendations of the Fund or the Fund’s designated representatives in connection with the matters on which the Fund is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

In addition, if at any time the Fund does not have a contractual right (or elects to waive such contractual right) to designate a member of the Board of Directors of the Company (the “Board”), the Fund shall have the right to appoint a representative to attend meetings of the Board in a non-voting capacity (an “Observer”), to change the Observer so appointed at any time upon 15 days prior written notice to the Board and, upon the resignation of the Observer for any reason, to appoint a new Observer upon written notice to the Board. Further, the Company shall provide any such Observer with a copy of any materials to be distributed or discussed at such meetings at the same time as provided to members of the Board.

Notwithstanding anything herein to the contrary, the Company reserves the right to exclude the Fund and the Fund’s designated representatives (other than those that may otherwise serve on the Board) from access to any material or portion thereof if and only to the extent the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege of the Company or its subsidiaries, to protect highly confidential proprietary information (unless the Fund and the Fund’s designated representatives enter into a confidentiality agreement reasonably satisfactory to the Company) or for substantially similar reasons.

The Fund agrees, and any representative of the Fund will agree, to hold in confidence pursuant to Section 5.27 of the Securities Purchase Agreement dated as of August 4, 2008 by and between the Company and the Fund, any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein shall terminate and be of no further force or effect (a) at such time as no shares of the Company’s common stock (or securities convertible or exerciseable for the Company’s common stock) are held by the Fund or its affiliates; or (b) upon the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

The rights described herein are granted in consideration of the Fund’s investment in the Company on or around the date hereof.

Our signatures below indicate our assent to the terms of this letter agreement as of the date set forth above.

Very truly yours,

PhotoMedex, Inc.

By:

Name:
Title:

Agreed to and accepted:

PERSEUS PARTNERS VII, L.P.

By: Perseus Partners VII GP, L.P., its General Partner
By: Perseus Partners VII GP, L.L.C., its General Partner
By: Perseus, L.L.C., its Sole Member

By:

Name:
Title:

[Signature Page to Management Rights Letter]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENTS

[Omitted. Please refer to Exhibit 4.4 of the Form 8-K]

EXHIBIT E

[Photomedex Letterhead]

______ ___, 2008
StockTrans Inc.
____________
____________
____________
Attn: ______________

VIA FACSIMILE AND OVERNIGHT DELIVERY

Re: Photomedex, Inc. - Securities Purchase Agreement

Dear Sir or Madam:

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of August 4, 2008, by and among PhotoMedex, Inc., a Delaware corporation (the “Company”), and the purchaser named therein (the “Purchaser”), pursuant to which the Company is issuing to the Purchaser ________ shares (the “Shares”)1 of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Company hereby irrevocably requests and authorizes you, as Transfer Agent and Registrar for the Common Stock, to issue and register the Shares in the Purchaser’s name as set forth in the enclosed table and to deliver the Shares to the Purchaser at its address as set forth in the enclosed table. Please place the following legend on the certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH SUCH STATE SECURITIES LAWS, IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.”

Please provide a copy of such certificate to me at the address set forth above and a copy of such certificate to Colby Smith at Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

Very truly yours, PHOTOMEDEX, INC. By: _________________________ Name: Davis Woodward Title: General Counsel

1 To be equal to 327,521 shares (proportionately adjusted for any subdivision or combination of the Common Stock (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) that may occur on or after the date hereof and prior to the First Tranche Closing).

Purchaser Address

Name, Address and Tax Identification Number of Registered Holder:	Number of Shares of Common Stock:	Deliver to:
Perseus Partners VII, L.P. c/o Perseus L.L.C. 2099 Pennsylvania Avenue, N.W., Suite 900 Washington, D.C. 20006 [Tax Identification Number]	[ ]	Perseus Partners VII, L.P. c/o Perseus L.L.C. 2099 Pennsylvania Avenue, N.W., Suite 900 Washington, D.C. 20006 Attn: Teresa Y. Bernstein